                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20529

                                   FORM 10-K

   (Mark one)

   [X] Annual Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934
       For Fiscal Year Ended December 31, 1995

                                       or

   [ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934
       For the transition period from          to         :

                         Commission file number 0-25188

                            WASHINGTON MUTUAL, INC.
              ------------------------------------------------------
              (Exact Name of Registrant as Specified in Its Charter)

             Washington                               91-1653725
          ----------------                       ----------------------
          (State or Other                           (I.R.S. Employer
           Jurisdiction of                       Identification Number)
          Incorporation or
           Organization)

         1201 Third Avenue
        Seattle, Washington                              98101
       ---------------------                           ----------
       (Address of Principal                           (Zip Code)
          Executive Offices)

                                 (206) 461-2000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

        Securities registered pursuant to Section 12(b) of the Act: None
          Securities registered pursuant to Section 12(g) of the Act:

                                                                        Name of each exchange on
Title of each class                                                         which registered
- --------------------------------------------------------------------------------------------------
Common Stock                                                            The Nasdaq Stock Market
9.12% Noncumulative Perpetual Preferred Stock, Series C                 The Nasdaq Stock Market
$6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D     The Nasdaq Stock Market
7.60% Noncumulative Perpetual Preferred Stock, Series E                 The Nasdaq Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the last 90 days. Yes   X    No       .
                                       -----      -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

The aggregate market value of the voting stock held by nonaffiliates of the registrant as of January 31, 1996:

                         COMMON STOCK -- $2,174,372,773

The number of shares outstanding of the issuer's classes of common stock as of January 31, 1996:

                           COMMON STOCK -- 72,030,845

                      DOCUMENTS INCORPORATED BY REFERENCE
- --------------------------------------------------------------------------------
Portions of the definitive proxy statement for the Annual Meeting of Shareholders to be held April 16, 1996, are incorporated by reference into Part III.

                            WASHINGTON MUTUAL, INC.

                        1995 ANNUAL REPORT ON FORM 10-K

                               TABLE OF CONTENTS

PART I......................................................................................    1
  ITEM 1. BUSINESS..........................................................................    1
     General................................................................................    1
     The Reorganization.....................................................................    2
     Washington Mutual's Operating Subsidiaries.............................................    2
     Lending Activities.....................................................................    3
     Asset Quality..........................................................................    6
     Provision for Loan Losses and Reserve for Loan Losses..................................    7
     Other Investments......................................................................    8
     Sources of Funds.......................................................................    9
     Asset and Liability Management.........................................................   10
     Business Combinations..................................................................   11
     Employees..............................................................................   12
     Taxation...............................................................................   12
     Environmental Regulation...............................................................   12
     Regulation and Supervision.............................................................   13
     Competitive Environment................................................................   18
     Principal Officers.....................................................................   19
  ITEM 2. PROPERTIES........................................................................   20
  ITEM 3. LEGAL PROCEEDINGS.................................................................   20
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS...............................   20
PART II.....................................................................................   21
  ITEM 5. MARKET FOR WASHINGTON MUTUAL'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS...   21
  ITEM 6. SELECTED FINANCIAL DATA...........................................................   23
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF
          OPERATIONS........................................................................   24
     Results of Operations..................................................................   24
     Review of Financial Position...........................................................   31
     Asset Quality..........................................................................   37
     Provision for Loan Losses and Reserve for Loan Losses..................................   39
     Interest Rate Risk Management..........................................................   40
     Liquidity..............................................................................   41
     Capital Requirements...................................................................   42
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.......................................   42
  ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
          DISCLOSURE........................................................................   42
PART III....................................................................................   43
PART IV.....................................................................................   43
  ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K..................   43

                                     PART I

ITEM 1. BUSINESS
GENERAL

     Washington Mutual, Inc. ("WMI" and, together with its subsidiaries, "Washington Mutual" or the "Company") is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, Washington Mutual Bank ("WMB") and Washington Mutual Bank fsb ("WMBfsb"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family) and, more recently, certain commercial banking activities as discussed below. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

     Thrift institutions such as Washington Mutual traditionally have funded loans to homeowners with short-term savings deposits and borrowings. During any given time period, a large volume of savings deposits and borrowings reprice, but only a comparatively smaller volume of loans mature or reprice. As a consequence, the loans still outstanding must be financed with new or repriced liabilities bearing interest rates, which, depending on market conditions, may be considerably higher than the original rate. This mismatch between asset and liability maturities benefits a thrift institution when market interest rates fall, but adversely affects profitability when interest rates rise. (For a discussion of the impact of interest rates on the Company's financial performance, see "Management's Discussion and Analysis of Financial Position and Results of Operations - Results of Operations and Interest Rate Risk Management.")

     On August 31, 1995, Washington Mutual diversified its business mix through a merger of Enterprise Bank ("Enterprise") with and into WMB. Enterprise was a Seattle-area commercial bank that focused on small- to mid-size commercial business clients. On January 31, 1996, Western Bank ("Western") of Coos Bay, Oregon merged with and into WMB. With 42 offices in 35 communities, Western was Oregon's largest community-based commercial bank. These two mergers provide the Company with access to the higher growth business segment of commercial banking.

     Because the Western merger was not completed until January 31, 1996, Western's results of operations and analysis of financial position are not included in the financial information contained in the 1995 Form 10-K.

     During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank ("Pioneer") and acquired Pacific First Bank ("Pacific First"). As a result of these business combinations, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions in Washington and Utah. See "Business Combinations."

     At December 31, 1995, Washington Mutual, through its subsidiaries, operated a total of 248 financial centers and 23 loan centers. At December 31, 1995, Washington Mutual had total consolidated assets of $21.6 billion, total deposits of $10.6 billion and stockholders' equity of $1.6 billion.

     The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington, 98101, and its telephone number is (206) 461-2000.

THE REORGANIZATION

     WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure (the "Reorganization"). The Reorganization was completed in November 1994 through the merger of WMSB into WMB, the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. As a result of the Reorganization, WMI became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because WMI owns WMB and WMBfsb, WMI is a savings and loan holding company under federal law and, as such, is subject to regulation by the Office of Thrift Supervision ("OTS").

     As a result of the Reorganization, all shareholders of WMSB became shareholders of WMI. Each outstanding share of WMSB common stock was converted into one share of WMI common stock, no par value per share, and each outstanding share of WMSB 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, was converted on a share-for-share basis into WMI 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, with substantially the same relative rights, privileges and preferences.

     Except where otherwise indicated, references hereinafter to "Washington Mutual" or the "Company" refer to both (i) WMI and its consolidated subsidiaries after the consummation of the Reorganization and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization. Hereinafter, "WMB" is used to refer both to WMB and its predecessor, WMSB.

WASHINGTON MUTUAL'S OPERATING SUBSIDIARIES

Washington Mutual Bank

     WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include the traditional savings bank activities of accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Beginning in the latter half of 1995, WMB, through its merger with Enterprise, diversified its traditional activities into commercial lending.

     On December 1, 1995, Washington Mutual, a Federal Savings Bank ("FSB"), a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity. At December 31, 1995, WMB had total assets of $19,928.8 million and operated 225 financial centers, of which 154 are in Washington and 71 are in Oregon, and 21 loan centers, of which 14 are in Washington and seven are in Oregon.

     WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF").

Washington Mutual Bank fsb

     WMBfsb is a federal savings bank formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At December 31, 1995, WMBfsb had assets of $654.3 million and operated 23 financial centers, of which 16 are in Utah, four are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the FDIC through the SAIF.

WM Life Insurance Company

     WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

Murphey Favre, Inc.

     Murphey Favre, Inc. ("Murphey Favre") is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of the Company's financial centers.

Composite Research & Management Co.

     Composite Research & Management Co. ("Composite Research") is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds and offers separate investment management for large accounts. As of December 31, 1995, Composite Research had a total of $1,268.5 million in funds under management in the eight mutual funds.

LENDING ACTIVITIES

General

     The Company's lending activities are carried on through its banking subsidiaries, WMB and WMBfsb. As of December 31, 1995, the Company's total loan portfolio (carried at historical cost) of $12,673.8 million (exclusive of reserve for loan losses) included $7,749.0 million in mortgage loans secured by first liens on 1-4 family residential properties; $578.6 million in residential construction loans; $1,690.9 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, shopping centers and medical office buildings; $2,597.3 million in consumer loans; and $58.0 million in commercial loans. (For a discussion of the fair value of the loan portfolio, see "Financial Statements and Supplementary Data -- Note 27:
Fair Value of Financial Instruments.")

     Washington state law gives state-chartered savings banks such as WMB broad lending powers, subject to certain statutory restrictions on total investment in different types of loans. WMB may make loans secured by residential and commercial real estate, secured and unsecured consumer loans, and secured and unsecured commercial loans. WMBfsb has narrower lending authority, but can make loans secured by residential and commercial real estate, certain secured and unsecured consumer loans, and a limited amount of secured and unsecured commercial loans.

     In originating loans, the Company must compete directly with other savings banks, savings and loan associations, commercial banks, mortgage companies and life insurance companies (primarily in the commercial real estate area) and indirectly with government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). In addition, the Company's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels as well as by competitive factors such as the lower cost structure of less regulated originators and the influence of government-sponsored agencies in establishing rates. The condition of the construction industry and the demand for housing also directly affect residential lending volumes.

     During 1995, Washington Mutual took steps to diversify its operations by acquiring two commercial banks through mergers with and into WMB. In August, WMB merged with Enterprise, a Bellevue, Washington-based commercial bank specializing in lending to small- and mid-size businesses. In October, Washington Mutual signed an agreement to merge WMB with Western, a commercial bank with branch operations throughout Oregon. The Western merger was completed on January 31, 1996.

Residential Real Estate Loans

     The Company makes available to borrowers in its primary consumer market area a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of five, 15 or 30 years, and adjustable-rate mortgage loans ("ARMs"). ARMs are advantageous to the Company because adjustable-rate loans better match its natural liability base. However, Washington Mutual's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates. Between 1992 and 1993, ARMs constituted less than 25 percent of residential loan originations, reflecting continuing lower market interest rates. When interest rates rose in 1994, ARMs totaled 62 percent of residential loan originations. However, interest rates declined mid-1995 and, as a result, ARMs totaled 32 percent of residential loan originations during 1995.

     Under the Company's current ARM programs, the borrower may choose among loans that have the initial interest rate fixed for one, three or five years before the adjustments begin. Currently ARMs are indexed to the one-year Treasury Securities Index and have annual caps of two percent. Under most options, the borrower may elect, between the sixth and the sixtieth months, to convert to a fixed-rate loan payable over the remainder of the original term. There is no conversion fee, and the fixed interest rate is indexed to the then-current required net yield for loans sold to FNMA.

     Originations in 1993 and early 1994 included significant refinancing activity that was generated by low market interest rates. Higher interest rates in 1994 curtailed refinancing activity for the year. Consequently, total lending volumes in 1994 were below those in 1993. Refinancings increased again during the second half of 1995 as market interest rates declined.

     All of the Company's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential loans are originated using standard FNMA and FHLMC applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Company personnel, depending on the size of the loan. Residential loan applications come in through various channels, primarily the Company's loan centers and financial centers.

     Mortgage insurance currently is required on all residential real estate loans originated at a loan-to-value ratio of 90 percent and above. Any exceptions must be reported to the board of the subsidiary bank issuing the credit. As of December 31, 1995, 8 percent of the residential real estate loan portfolio had loan-to-value ratios of 90 percent or above at origination and were without mortgage insurance.

     The Company from time to time, depending upon its asset and liability management strategy, converts a portion of its 15-year and 30-year, fixed-rate mortgage production into either FHLMC participation certificates, Government National Mortgage Association ("GNMA") mortgage-backed securities or FNMA conventional mortgage-backed securities, primarily for sale in the secondary market. This securitization of its loans provides the Company with increased liquidity both because the mortgage securities are more readily marketable than the underlying loans and because they can be used as collateral for borrowing.

     In addition to interest earned on loans, the Company receives fees for originating loans and for providing loan commitments. The Company also charges fees for loan modifications, late payments, changes of property ownership and other miscellaneous services. Fees received in connection with loan originations are deferred and amortized into interest income over the life of the loan. The Company also receives fees for servicing loans for others.

     Primarily as a result of recent business combinations, the size of the Company's residential loan portfolio has increased dramatically. While there has been some shifting in the geographic dispersement of the portfolio toward California and other states, the bulk of the Company's residential loan portfolio remains focused in Washington and Oregon (90 percent of the portfolio at December 31, 1995). Although the residential loans made by banks acquired by Washington Mutual were not underwritten according to the specific guidelines of the Company, they generally were underwritten to conform to FNMA and FHLMC standards.

     Residential real estate loans totaled $7,749.0 million or 61 percent of the loan portfolio at December 31, 1995, compared with $8,004.3 million or 64 percent a year earlier.

Residential Construction Loans

     Washington Mutual provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made either on a house-by-house basis or, in certain circumstances, through a collateralized, limited line of credit. Speculative construction lending involves somewhat more risk than custom construction loans and involves different underwriting considerations. All construction loans require approval by various levels of Company personnel, depending on the size of the loan. Construction loans for nonconforming residential properties (properties other than single-family detached houses) are subject to more stringent approval requirements.

     Residential construction loans totaled $578.6 million or 5 percent of the loan portfolio at December 31, 1995, compared with $516.5 million or 4 percent a year earlier. At year-end 1995, 57 percent of the portfolio were custom construction loans and 43 percent were speculative construction loans.

Commercial Real Estate Loans

     The Boards of Directors of both WMB and WMBfsb have adopted lending policies that generally limit future commercial real estate loan originations to Washington, Oregon, Idaho, Utah, Montana and contiguous states. The Company's existing commercial real estate loan portfolio is principally concentrated in Washington, Oregon and California.

     In all commercial real estate lending, the Company considers the location, marketability and overall attractiveness of the project. Washington Mutual's current underwriting guidelines for commercial real estate loans require an economic analysis of each property with regard to the annual revenue and expenses, debt service coverage and fair value to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Company personnel, depending on the size of the loan.

     Commercial real estate lending generally entails greater risks than residential mortgage lending. Commercial real estate loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. In recent years, commercial real estate values in many areas of the country have substantially declined, particularly in California, as a result of excess supply and weak economies.

     During the past few years, Washington Mutual has shifted its commercial real estate lending to focus on small- to medium-size apartment lending ($2.5 million or less). During 1995, originations of apartment loans totaled $96.6 million, up from $92.1 million during 1994. Other commercial real estate lending totaled $22.9 million versus $23.0 million for the same time periods. The shift to apartment lending will be somewhat moderated by the Company's diversification into commercial banking; both the Enterprise and Western commercial real estate portfolios contain predominately nonresidential commercial real estate.

     In order to monitor its commercial real estate loan portfolio, the Company periodically (i) inspects real estate collateral based on the loan risk classification, the loan size and the location of the collateral; (ii) analyzes the economic condition of markets in which the Company has a geographic concentration; and (iii) reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property and to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Company's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Company classifies loans that fall below underwriting standards into various risk or watch categories.

     In 1993, the acquisition of Pacific First added approximately $966.1 million to the Company's commercial real estate loan portfolio. The acquisition of Pacific First increased the commercial real estate portfolio in California by approximately one-third or $90.0 million. The Company's Special Credits department closely monitors this portfolio and regularly revises risk assessments. The Company believes that, although they do not conform to its guidelines, the commercial real estate loans acquired from Pacific First were generally underwritten according to standards and procedures that are acceptable to management.

     As of December 31, 1995, loans within Washington and Oregon accounted for 77 percent of the commercial real estate loan portfolio and loans on multi-family projects comprised 56 percent of the portfolio.

     At December 31, 1995, loans on apartment buildings totaled $938.5 million and loans on other commercial real estate totaled $752.4 million. Commercial real estate loans totaled $1,690.9 million or 13 percent of the total loan portfolio at December 31, 1995, compared with $1,675.4 million or 13 percent a year earlier.

Manufactured Housing, Second Mortgage and Other Consumer Loans

     The Company offers consumer loan programs in Washington, Oregon, Utah, Montana and Idaho that include: (i) manufactured housing loans; (ii) second mortgage loans for a variety of purposes including purchase, renovation, or remodeling of property, and for uses unrelated to the security; (iii) loans for the purchase of automobiles, pleasure boats and recreational vehicles; (iv) student loans; and (v) loans for general household purposes, including loans made under Washington Mutual's secured line of credit programs. Consumer loans, in addition to being an important part of the Company's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. The size of the consumer loan portfolio has grown rapidly in recent years. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     Consumer loans generally are secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 80 percent of the value of the collateral, less the outstanding balance of any first-mortgage loan. Manufactured housing loans do not exceed 90 percent of the value of the collateral plus taxes and other costs. Additional limitations may be based on the customer's income, credit history and other factors showing creditworthiness, and lines of credit are subject to periodic review, revision and, when deemed appropriate by the Company, cancellation as a result of changes in the borrower's financial circumstances.

     As a result of the acquisition of Pacific First, the amount of loans in the Company's portfolio that were originated for the purchase of recreational vehicles, pleasure boats and automobiles increased. While Washington Mutual is authorized to make these loans, they have not been a significant part of the Company's consumer loan business in recent years. As of December 31, 1995, the Company's portfolio included $85.5 million of recreational vehicle loans, $53.1 million of boat loans and $58.5 million of automobile loans. Some of the Pacific First recreational vehicle and boat loans were for amounts greater than $100,000; the additional risk inherent in these loans was considered in determining the level of the reserve for loan losses acquired from Pacific First. The other acquisitions completed from 1993 through 1995 did not have a material effect on the Company's consumer loan portfolio.

     Consumer loans totaled $2,597.3 million or 20 percent of the loan portfolio at December 31, 1995, compared with $2,336.0 million or 19 percent a year earlier.

Commercial Business

     The Company's commercial loans are mainly business loans secured by a variety of business or personal assets. At December 31, 1995, the majority of commercial loans were business loans resulting from the Enterprise merger.

     Commercial business loans totaled $58.0 million or less than 0.5 percent of Washington Mutual's loan portfolio at December 31, 1995, up from $2.4 million a year earlier. Management expects the merger with Western to increase the commercial business loan portfolio to approximately 3 percent of the loan portfolio.

ASSET QUALITY

     Washington Mutual reviews its assets for weakness on a regular basis. Adequate reserves are maintained for assets classified as substandard or doubtful. Any portion of an asset classified as loss is immediately written off. Washington Mutual's comprehensive process for identifying impaired assets, classifying assets and asset review are performed on a quarterly basis. The objective of the review process is to identify any trends and determine the levels of loss exposure to evaluate the need for an adjustment to the reserve accounts. Classified assets consist of nonaccrual loans, loans under foreclosure, real estate owned ("REO") and performing loans (including substandard trouble debt restructurings) and securities that exhibit credit quality weaknesses.

     The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure and REO, the size of the provision for loan losses, loan charge-offs and the size of the write-downs in the value of REO.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     Nonperforming loans include loans on which payment is 90 days or more delinquent and loans that are under foreclosure (a category that includes properties for which decrees of foreclosure have been granted but that are held under sheriffs' certificates pending expiration of the borrowers' redemption rights).

     On January 1, 1995, Washington Mutual adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at the lower of cost or fair value, leases, and debt securities (as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities). It applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. While an impaired loan will always be a classified asset, it may or may not be nonperforming. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     Real estate that served as security for a defaulted loan and becomes REO is recorded on the Company's books at the lower of the outstanding loan balance (net of any reserves charged off) or fair value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair value at the time a property becomes REO is less than the loan balance, the loan is written down at that time by a charge to the reserve for loan losses.

     The REO reserve provides for losses that may result from unforeseen market changes in the REO portfolio and declines in fair values of properties subsequent to their initial transfer to REO.

     REO properties are analyzed periodically to determine the adequacy of the REO reserve. Any adjustment in the reserve that results from such evaluations is charged to the results of REO operations in the period in which it is identified. Personal property that has been repossessed is recorded at the lower of the outstanding loan balance (net of any charge-offs) or fair value at the time the property was repossessed.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset Quality" for further discussion.)

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

     Loan loss reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, historical loan loss experience, industry-wide loss experience, current and anticipated economic conditions and detailed analysis of individual loans and credits for which full collectibility may not be assured.

     As part of the process of determining the adequacy of the reserve for loan losses, the Company reviews its loan portfolio for specific weaknesses. This detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared, although there can be no assurance that the reserve level is in fact adequate. A portion of the reserve is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss or impairment has incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses.

     It is possible that the provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Provision for Loan Losses and Reserve for Loan Losses.")

OTHER INVESTMENTS

General

     WMI has authority under state law to make any investment, but may be subject to certain restrictions imposed by the Home Owners' Loan Act ("HOLA"). Under Washington state law, WMB has authority to make any investment deemed prudent by its Board of Directors, and may invest in commercial paper, corporate bonds, mutual fund shares, debt and equity securities issued by creditworthy entities and interests in real estate located inside or outside of Washington state. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, prohibits a state bank (such as WMB) from making or retaining equity investments that are not permissible for a national bank, subject to certain exceptions. (See "Regulation and Supervision.") WMBfsb has authority to make investments specified by HOLA and applicable regulations, including governmental obligations, investment-grade commercial paper, and investment-grade corporate debt securities. Under the laws of the states of Arizona and Washington, respectively, WM Life and Empire have broad authority to make investments in debt and equity securities subject to applicable reserve requirements and risk-based capital requirements. (See "Regulation and Supervision -- Regulation of Nonbanking Affiliates.")

     The Company's investments are in the form of mortgage-backed securities or corporate debt or equity securities. At December 31, 1995, mortgage-backed securities purchased from third parties or from securitizing the Company's fixed-rate loan portfolio accounted for 87 percent of the total investment portfolio. Investments in corporate debt and equity securities have different risks than investments in real estate loans. The risk of loss upon default of the borrower is generally greater for corporate debt securities than for real estate loans. In addition, investments by the Company in debt or equity securities of an issuer are generally much larger than investments in any particular real estate loan, resulting in a greater impact on the Company in the event of default or decline in market value. The Company regularly analyzes these securities for impairment of value and makes adjustments in their carrying value or yield as appropriate.

     Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No.
115. This statement required investment and equity securities to be segregated into trading, held-to-maturity and available-for-sale categories.

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. These circumstances include a significant deterioration of the issuer's creditworthiness; changes in tax law that reduce the tax-exempt status of interest on the debt security; major business combinations that require a significant disposition of assets to maintain the enterprise's existing interest rate risk or credit risk policy; and certain changes in statutory or regulatory investment authority or capital requirements. Any security that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand or general liquidity needs, or similar factors should not be classified as held-to-maturity. Because a company has the ability and intent to hold these securities to maturity, unrealized gains or losses are not recognized in the financial statements and will not be recognized unless, for some unforeseen reason, a portion of the portfolio is liquidated.

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of tax) until realized. (Under regulations adopted by the FDIC and OTS during fourth quarter 1994, this component is not included in regulatory capital calculations.)

     During 1995, the Financial Accounting Standards Board ("FASB") issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Washington Mutual elected to take advantage of this opportunity and reclassified $3,471.0 million of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, approximately 80 percent were fixed-rate securities. It is anticipated that these fixed-rate securities will be replaced with adjustable-rate agency securities, adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities"), collateralized mortgage obligations, and purchased loan pools as the fixed-rate securities pay down or are sold as market conditions permit. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield.

     The available-for-sale portfolio is now much larger as a result of the transfer on December 1, 1995. Therefore, the Company redesignated $1,567.0 million of interest rate exchange agreements and interest rate cap agreements from short-term borrowings and deposits to the available-for-sale portfolio. While this is not expected to fully offset the impact of further changes in interest rates on the portfolio, it will help to reduce the impact of future changes. As of December 31, 1994, a net unrealized loss (on an after-tax basis) of $29.0 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as a result of interest rate declines during 1995 and the reclassification of securities into the available-for-sale portfolio, the valuation reserve for the available-for-sale portfolio increased to a net unrealized gain (on an after-tax basis) of $78.4 million as of December 31, 1995.

     As of December 31, 1995, the Company's investment portfolio included $171.4 million of held-to-maturity securities (with a fair value of $185.1 million), $7,689.0 million of available-for-sale securities and $238,000 of trading account securities.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Investment Activities" for further discussion.)

SOURCES OF FUNDS

Deposits

     Washington Mutual competes with other financial institutions in attracting savings deposits. WMB accepts deposits at 225 financial centers in Washington state and Oregon. WMBfsb accepts deposits at 23 financial centers in Utah, Idaho, Montana and Oregon. Competition from commercial banks has been particularly strong due to their extensive branch systems. In addition, there is strong competition for customer dollars from credit unions, mutual funds and nonbank corporations, such as securities brokerage companies and other diversified companies, some of which have nationwide networks of offices.

     In recent years, deposit growth has resulted almost exclusively from business combinations. At December 31, 1995, the Company's deposits totaled $10,596.7 million. During 1993, the acquisition of Pacific First and the merger with Pioneer added $3,831.7 million and $659.5 million in deposits. Additional business combinations during 1994 and 1995 added $211.5 million and $417.1 million in deposits. Excluding the balance of combined deposits at their combination date and interest credited, the Company's deposits decreased $1,097.3 million from December 31, 1992 to December 31, 1995.

     The Company offers traditional passbook and statement savings accounts as well as checking accounts. In addition, the Company offers money market deposit accounts ("MMDAs") with higher minimum balances that offer higher yields. At December 31, 1995, there were $820.3 million in savings accounts, $1,195.8 million in checking accounts and $2,795.1 million in MMDAs.

     Washington Mutual offers a broad range of retail time deposits and at December 31, 1995 had a total of $5,271.2 million in retail time deposits, of which $2,417.0 million had original maturities longer than one year. The most popular time deposit is Investor's Choice, which is a retail time deposit with maturities available from one to 120 months in any one of three deposit size categories. Interest rates on Investor's Choice time deposits generally increase with increased maturity and amount. At December 31, 1995, Investor's Choice time deposits totaled $5,115.9 million.

     Wholesale deposits -- primarily time deposits -- are sold to political subdivisions and public agencies. The Company considers wholesale deposits to be a borrowing source rather than a customer relationship. At December 31, 1995, there was a total of $514.3 million in wholesale time deposits.

Annuities

     WM Life and Empire issue fixed annuity contracts through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are issued primarily in Washington and Oregon. At December 31, 1995, the policy value of such contracts was $809.1 million. WM Life also issues variable annuity contracts. At December 31, 1995, the policy value of such contracts was $46.4 million. All annuity contracts impose a contractual surrender charge in the event of a customer's withdrawal of funds within a certain number of years (in the case of most of WM Life's fixed annuity contracts, five years) after the date the annuity contract was issued.

Borrowings

     In addition to accepting deposits, the Company borrows funds. Borrowings include the sale of securities subject to repurchase agreements, the purchase of federal funds, the issuance of mortgage-backed bonds or notes, capital notes and other types of debt securities, and funds obtained as advances from the Federal Home Loan Bank of Seattle ("FHLB"). The Company also has access to the Federal Reserve Bank's discount window. Under Washington state law, WMB may borrow up to 30 percent of total assets, but sales of securities subject to agreements to repurchase are not deemed borrowings under such law, and borrowings from federal, state or municipal governments, agencies or instrumentalities thereof also are not subject to the 30 percent limit.

     The Company actively engages in repurchase agreements with authorized broker-dealers and major customers selling U.S. government and corporate securities and mortgage-backed securities under agreements to repurchase them at a future date. As of December 31, 1995, the Company had $3,962.4 million of such borrowings.

     WMB, WMBfsb and WM Life are members of the FHLB. As members, each company maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At year-end 1995, WMB, WM Life and WMBfsb had credit lines of 17 percent, 19 percent and 45 percent of total regulatory assets. At December 31, 1995, advances under these credit lines totaled $3,711.4 million and are secured in aggregate by grants of security interests in all FHLB stock owned, deposits with the FHLB, and certain mortgage loans and deeds of trust and securities of the U.S. government and agencies thereof.

     In August 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC") for the offering, on a delayed or continuous basis, of up to $250 million of debt securities or the Company's common stock. The debt securities will be unsecured and will either rank prior to all subordinated indebtedness of the Company or be subordinated in right of payment to other debt obligations and may be issued in one or more series of debentures, notes or other unsecured obligations of the Company, any of which may be convertible into common stock of the Company. During 1995, the Company issued $150.0 million of 7.25% senior notes due in 2005 under this registration. The senior notes are not redeemable prior to maturity and are not subject to retirement through a sinking fund.

     In addition to the borrowings discussed above, at December 31, 1995, the Company was in a position to obtain an additional $5,424.1 million, primarily through the use of collateralized borrowings and deposits of public funds using unpledged mortgage-backed securities and other wholesale borrowing sources. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity.")

ASSET AND LIABILITY MANAGEMENT

     The long-run profitability of the Company depends not only on the success of the services it offers to its customers and the quality of its loans and investments, but also the extent to which its earnings are unaffected by changes in interest rates. Historically, the Company has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term fixed-rate loans. This mismatch generally is not a problem when interest rates are stable or declining. When interest rates increase, however, the interest paid to depositors and on borrowings tends to increase much more quickly than the interest earned on loans and investments, reducing the Company's net interest spread and impacting its net interest income. The Company's asset and liability management strategy attempts to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings.

     One means of reducing the effect of interest rate volatility on net interest income is to shorten asset durations. In recent years, the Company has attempted to do this by emphasizing ARMs and short-term consumer loan programs. During periods of moderate to high market interest rates, originations of ARMs have been well received by customers. But during periods of low market interest rates, customers have preferred fixed-rate mortgage loans. At year-end 1995, the portion of the Company's loans and mortgage-backed securities that was adjustable-rate was approximately 40 percent, reflecting the low interest rate environment throughout much of the year.

     The $3,471.0 million of securities reclassified from Washington Mutual's held-to-maturity category to its available-for-sale category in 1995 (discussed above in "Other Investments") were primarily fixed-rate mortgage-backed securities. The reclassification will give the Company the flexibility to dispose of a portion of such securities over time and replace them with adjustable-rate assets as part of its interest rate risk management program. Also, the Company anticipates, as a part of its program to reduce interest rate risk, it may securitize and sell a portion of its fixed-rate loan production and purchase adjustable-rate securities and loans.

     Another way to reduce the effect of the volatility of interest rates is to lengthen liability durations, which is difficult because of depositors' preferences for liquidity. This was apparent from the fact that at December 31, 1995, the Company's MMDAs accounted for $2,795.1 million or 28 percent of total retail deposits and retail time deposits with maturities less than one year totaled $2,854.2 million or 29 percent of total retail deposits.

     In addition to managing the terms of its actual assets and liabilities, from time to time, the Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to manage interest rate risk.

     As of December 31, 1995, interest-sensitive assets of $9,174.3 million and interest-sensitive liabilities of $12,296.2 million were scheduled to mature or reprice within one year. A conventional measure of interest rate sensitivity for thrift institutions is to divide the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets -- "one-year gap". At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $1,165.0 million and $2,550.0 million. Without these instruments, the Company's one-year gap at December 31, 1995, would have been a negative 22.9 percent as opposed to a negative 14.4 percent. (See "Management's Discussion and Analysis of Financial Position and Results of
Operations -- Interest Rate Risk Management" and "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management" for a discussion of the use of derivative instruments.)

BUSINESS COMBINATIONS

     Most of the Company's growth since 1988 has occurred as a result of banking business combinations. These institutions were generally combined with the Company's federally chartered banking subsidiaries, the FSB and WMBfsb, primarily for regulatory reasons.

     The following table summarizes Washington Mutual's business combinations since April 1988:

                                                                                                Number of
              Acquisition Name                 Date Acquired      Loans   Deposits     Assets    Branches
- ---------------------------------------------------------------------------------------------------------
                                                                   (dollars in millions)
Columbia Federal Savings Bank and
  Shoreline Savings Bank                      April 29, 1988   $  551.0   $  555.0   $  752.6          26
Old Stone Bank(1)                             June 1, 1990        229.5      292.6      294.0           7
Frontier Federal Savings Association(2)       June 30, 1990          --       95.6         --           6
Williamsburg Federal Savings Bank(2)          Sept. 14, 1990         --       44.3         --           3
Vancouver Federal Savings Bank                July 31, 1991       200.1      253.4      260.7           7
CrossLand Savings, FSB(2)                     Nov. 8, 1991           --      185.4         --          15
Sound Savings and Loan Association            Jan. 1, 1992         16.8       20.5       23.5           1
World Savings and Loan Association(2)         March 6, 1992          --       37.8         --           2
Great Northwest Bank                          April 1, 1992       603.2      586.4      710.4          17
Pioneer Savings Bank                          March 1, 1993       624.5      659.5      926.5          17
Pacific First Bank                            April 9, 1993     3,770.7    3,831.7    5,861.3         129
Far West Federal Savings Bank(2)              April 15, 1994         --       42.2         --           3
Summit Savings Bank                           Nov. 14, 1994       127.5      169.3      188.1           4
Olympus Bank, a Federal Savings Bank          April 28, 1995      237.8      278.6      391.4          11
Enterprise Bank                               Aug. 31, 1995        92.8      138.5      153.8           1

- -------------
(1) This was an acquisition of selected assets and liabilities.
(2) The acquisition was of branches and deposits only. The only assets acquired were branch facilities or loans collateralized by acquired savings deposits.

     (See "Financial Statements and Supplementary Data -- Note 25: Business Combinations" for a discussion of the accounting treatment of the acquisition of Pacific First and the merger with Pioneer.)

     On October 11, 1995, Washington Mutual announced the signing of a merger agreement with Western, an Oregon commercial bank. At December 31, 1995, Western had assets of $787.1 million, deposits of $709.7 million and stockholders' equity of $68.6 million. Western operated 42 offices in Oregon. On January 31, 1996, the transaction was completed when Western merged with and into WMB.

     On December 1, 1995, the FSB, a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity.

EMPLOYEES

     The number of full-time equivalent employees at the Company decreased from 4,371 at December 31, 1994 to 4,364 at December 31, 1995. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Nonbanking Subsidiary Operations.") The Company believes that it has been successful in attracting quality employees and believes its employee relations are excellent.

TAXATION

     For federal income tax purposes, the Company reports its income and expenses using the accrual method of tax accounting and uses the calendar year as its tax year. Except for the bad debt reserve deduction and interest expense rules pertaining to certain tax exempt income applicable to banks, the Company is subject to federal income tax, under existing provisions of the Code, in generally the same manner as other corporations. Legislation has been introduced in Congress that would do away with the thrift bad debt deduction and require thrifts to calculate a bad debt deduction based on actual losses. If enacted, such legislation would require the Company to recapture its post-1987 thrift bad debt reserves over a six-year period. As of December 31, 1995, the post-1987 reserve totaled $67.4 million. Such legislation would not require the Company to recapture $220.6 million of pre-1988 thrift bad debt reserve. The post-1987 reserve has been fully provided for in the deferred tax liability and, thus, enactment of the legislation as currently proposed would have no adverse effect on the Company's results of operations or financial condition. (See "Financial Statements and Supplementary Data -- Note 17: Income Taxes and Note 19:
Stockholders' Equity" for further discussion.)

     The state of Washington does not currently have a corporate income tax. A business and occupation tax based on a percentage of gross receipts is assessed on businesses. Currently, interest received on loans secured by first mortgages or deeds of trust on residential properties is not subject to such tax. However, it is possible that legislation will be introduced that would repeal or limit this exemption.

     The states of Oregon, Utah, Idaho and Montana have corporate income taxes, which are imposed on companies doing business in those states. As the Company's operations increase in these states, the corporate income taxes have an increasing effect on the Company's results of operations or financial condition.

     If and to the extent the Company carries on activities in other states, it may in certain circumstances be subject to such states' tax laws.

ENVIRONMENTAL REGULATION

     The business of the Company is affected from time to time by federal and state laws and regulations relating to hazardous substances. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), owners and operators of properties containing hazardous substances may be liable for the costs of cleaning up the substances. CERCLA and similar state laws can affect the Company both as an owner of branches and other properties used in its business and as a lender holding a security interest in property that is found to contain hazardous substances. While CERCLA contains an exemption for holders of security interests, the exemption is not available if the holder participates in the management of a property, and some courts have broadly defined what constitutes participation in management of a property. Moreover, CERCLA and similar state statutes can affect the Company's decision of whether or not to foreclose on a property. Before foreclosing on commercial real estate, it is the Company's general policy to obtain an environmental report, thereby increasing the costs of foreclosure. In addition, the existence of hazardous substances on a property securing a troubled loan may cause the Company to elect not to foreclose on the property, thereby reducing the Company's flexibility in handling the loan.

REGULATION AND SUPERVISION

General

     WMI, in its capacity as a savings and loan holding company, is subject to regulation by the OTS. WMB is subject to regulation and supervision by the Director of Financial Institutions of the State of Washington ("State Director"). Its deposit accounts are insured by the FDIC through both the BIF and SAIF. The FDIC undertakes examination and regulation of WMB and other state-chartered banks that are not members of the Federal Reserve system ("FDIC-regulated banks"). Federal and state laws and regulations govern, among other things, investment powers, deposit activities, borrowings, maintenance of guaranty funds and retained earnings. WMBfsb is subject to extensive regulation and examination by the OTS, which is its primary federal regulator. Its deposit accounts are insured through the SAIF by the FDIC, which also has some authority to regulate WMBfsb.

     The description of statutory provisions and regulations applicable to depository institutions, insurance companies, securities companies and their holding companies set forth in this annual report does not purport to be a complete description of the statutes and regulations mentioned herein, nor of all such statutes and regulations.

Holding Company Regulation

     WMI is a multiple savings and loan holding company, as defined by federal law, because it owns two savings associations -- WMB and WMBfsb. WMB has elected to be treated as a savings association for purposes of the federal savings and loan holding company law. WMI is treated as a unitary savings and loan holding company and is not subject to certain federal statutory restrictions on activities and investments (the "MHC Restrictions") as are some multiple savings and loan holding companies, because WMBfsb was acquired in a supervisory transaction. WMI will become subject to the MHC Restrictions, however, if either WMB or WMBfsb fails to be a qualified thrift lender ("QTL"), meaning generally that at least 65 percent of a specified asset base must consist of certain assets related to domestic residential real estate. Failure to remain a QTL also would impose conditions on WMB's ability to obtain advances from the FHLB, and would restrict WMBfsb's ability, among other things, to branch, to pay dividends and to obtain such advances. WMB and WMBfsb are currently in compliance with QTL standards.

     HOLA and OTS regulations require WMI, as a savings and loan holding company, to file periodic reports with the OTS. In addition, it must observe such recordkeeping requirements as the OTS may prescribe and is subject to holding company examination by the OTS. The OTS may take enforcement action if the activities of a savings and loan holding company constitute a serious risk to the financial safety, soundness or stability of a subsidiary savings association. WMB and WMBfsb, as holding company subsidiaries that are depository institutions, are subject to both qualitative and quantitative limitations on the transactions they conduct with WMI and its other subsidiaries.

     The FDIC has authority to require FDIC-insured banks and savings associations to reimburse the FDIC for losses incurred by the FDIC in connection with the default of a commonly controlled depository institution or with the FDIC's provision of assistance to such an institution. Institutions are commonly controlled if they are controlled by the same holding company or if one depository institution controls another depository institution (as WMI controls WMB and WMBfsb).

State Regulation and Supervision

     Savings banks in Washington, such as WMB, are empowered by state statute to take deposits and pay interest thereon and, subject to various conditions and limitations, to make loans on or invest in residential and other real estate, to make consumer loans, to make commercial loans, to invest in corporate obligations, government debt securities, and other securities, and to offer various trust and banking services to their customers. (See "General" and "Washington Mutual's Operating Subsidiaries.") Under state law, savings banks in Washington also generally have all of the powers that federal mutual savings banks have under federal laws and regulations.

FDIC Insurance

     Deposits in WMB and WMBfsb are separately insured by the FDIC to the applicable maximum limits in each institution. The FDIC administers two separate deposit insurance funds. The BIF is a deposit insurance fund for commercial banks and some state-chartered banks, including WMB. A portion of WMB's deposits are also insured through SAIF. The SAIF is a deposit insurance fund for most savings associations, such as WMBfsb. At December 31, 1995, approximately 59 percent of the combined deposits of WMB and WMBfsb were insured through SAIF.

     The FDIC has developed a deposit insurance system under which the assessment rate for an insured depository institution varies according to the level of risk it poses to the BIF or SAIF. The risk-based system went into effect on January 1, 1994. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. (See "Regulation and Supervision -- Capital Requirements.") Each insured depository institution is also assigned to one of three supervisory subgroups based on reviews by the institution's primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Based on its capital and supervisory subgroups, each institution is assigned an annual FDIC assessment rate. Both banking subsidiaries qualify for the lowest rate. Regardless of the potential risk to the insurance fund, FDICIA prohibits assessment rates from falling below the current assessment rate of 23 cents per $100 of eligible deposits if the insurance fund has outstanding borrowings from the U.S. Treasury Department or until the insurance fund's ratio of reserves to insured deposits is recapitalized to 1.25 percent.

     On November 14, 1995, the FDIC adopted a new assessment rate schedule of between 0 percent and 0.27 percent per annum of total adjusted deposits for all deposits insured through the BIF, to be effective in January 1996. The assessment rate schedule applicable to deposits insured through the SAIF is between 0.23 percent and 0.31 percent per annum of total adjusted SAIF deposits. The assessment rates are calculated to keep the respective insurance funds capitalized at 1.25 percent of estimated insured deposits. Since the BIF has reached the required reserve ratio, under the new assessment rate schedule, over 90 percent of institutions will be assessed the statutory annual minimum of $2,000 for their BIF deposits. In contrast, because the SAIF is still undercapitalized, the assessment rate for SAIF deposits is expected to continue at between 0.23 percent and 0.31 percent per annum. The resulting premium differential will have adverse consequences on those institutions with SAIF deposits, including a competitive disadvantage with respect to pricing of loans and deposits and with respect to the ability to control costs.

     Several alternatives to mitigate the effect of the premium disparity between BIF and SAIF have been suggested. The federal budget reconciliation bill contained a provision designed to recapitalize the SAIF by means of a one-time assessment, estimated at 0.78 percent of SAIF deposits. Such a proposal would lead to elimination of the ongoing differential. However, such budget bill was vetoed by the President on December 6, 1995 and no prediction as to the likelihood of such a one-time assessment can be made at this time. Such an assessment on Washington Mutual's SAIF deposits would not cause the Company's banking subsidiaries to cease to be well capitalized.

Capital Requirements

     WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to FDIC capital requirements, while WMBfsb is subject to OTS capital requirements. WM Life is subject to National Association of Insurance Commissioners ("NAIC") capital requirements.

     WMB. FDIC regulations recognize two types or tiers of capital: core ("Tier 1") capital and supplementary ("Tier 2") capital. Tier 1 capital generally includes common stockholders' equity and noncumulative perpetual preferred stock, less most intangible assets. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC's minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to total assets. Most banks are required to maintain a minimum leverage ratio of at least 4.00 percent to 5.00 percent. The FDIC retains the right to require a particular institution to maintain a higher capital level based on an institution's particular risk profile. WMB has calculated its leverage ratio to be 5.60 percent as of December 31, 1995.

     FDIC regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets. Assets are placed in one of four categories and given a percentage weight -- zero percent, 20 percent, 50 percent or 100 percent -- based on the relative risk of that category. For example, U.S. Treasury Bills and GNMA securities are placed in the zero percent risk category, FNMA and FHLMC securities are placed in the 20 percent risk category, loans secured by one-to-four family residential properties and certain privately issued mortgage-backed securities are generally placed in the 50 percent risk category, and commercial real estate and consumer loans are generally placed in the 100 percent risk category. In addition, certain off-balance sheet items are converted to balance sheet credit equivalent amounts, and each amount is then assigned to one of the four categories. Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.00 percent, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4.00 percent. WMB has calculated its total risk-based ratio to be 11.46 percent as of December 31, 1995, and its Tier 1 risk-based capital ratio to be 10.59 percent. In evaluating the adequacy of a bank's capital, the FDIC may also consider other factors that may affect a bank's financial condition. Such factors may include interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management's ability to monitor and control financial operating risks.

     WMBfsb. The OTS requires savings associations, such as WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital (which may include, for a limited time, certain amounts of qualifying supervisory goodwill) of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. As of December 31, 1995, WMBfsb's core capital and tangible capital ratios were each 6.76 percent. Most savings institutions are required to maintain a minimum leverage ratio of at least 4.00 percent. As of December 31, 1995, the leverage capital ratio of WMBfsb was 6.76 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent. As of December 31, 1995, WMBfsb had core risk-based and total risk-based capital ratios of 11.39 percent and 12.64 percent.

     FDICIA Requirements. FDICIA created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure, and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations that implement this statutory framework. Under these regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10.00 percent or more, its ratio of core capital to risk-weighted assets is 6.00 percent or more, its ratio of core capital to adjusted total assets is 5.00 percent or more and it is not subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized.

     Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. Failure by WMB or WMBfsb to comply with applicable capital requirements would, if unremedied, result in restrictions on their activities and lead to enforcement actions against WMB by the FDIC or against WMBfsb by the OTS, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels. FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Additionally, FDIC or OTS approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

     FDICIA required the federal banking agencies (including the FDIC and the OTS) to revise their risk-based capital guidelines to take into account interest rate risk, concentration of credit risk, risks associated with nontraditional activities, and the actual performance and expected risk of loss of multi-family mortgages. In 1994, the federal banking agencies jointly revised their capital standards to specify that concentration of credit and nontraditional activities are among the factors that the agencies will consider in evaluating capital adequacy. In that year, the OTS and FDIC amended their risk-based capital standards with respect to the risk weighting of loans made to finance the purchase or construction of multi-family residences.

     The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

     WM Life. WM Life is subject to risk-based capital requirements developed by the NAIC. The NAIC measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's actual capital was 672 percent of its required regulatory risk-based level.

Legal Restrictions on Dividends of Depository Institutions

     A depository institution such as WMB or WMBfsb may not make a capital distribution if, following such distribution, the institution will be undercapitalized under the FDICIA provisions described above. In addition, Washington state law prohibits WMB from declaring or paying a dividend greater than its retained earnings or if doing so would cause its net worth to be reduced below (i) the amount required for the protection of preconversion depositors or (ii) the net worth requirements, if any, imposed by the State Director.

     OTS regulations limit the ability of savings associations such as WMBfsb to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. Under current OTS regulations, a savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100 percent of its income during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the institution's excess capital over its capital requirements) at the beginning of the calendar year or (ii) 75 percent of its net income over the most recent four-quarter period. In addition, such an institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution.

     A savings association that would not meet OTS capital requirements following payment of a dividend is subject to additional restrictions. It is not anticipated that WMBfsb will pay any dividend that would cause them to fail to meet OTS capital requirements.

FDIC and OTS Regulation and Examination

     The FDIC has adopted regulations to protect the deposit insurance funds and depositors, including regulations governing the deposit insurance of various forms of accounts. The FDIC has also adopted numerous regulations to protect the safety and soundness of FDIC-regulated banks. These regulations cover a wide range of subjects including financial reporting, change in bank control, affiliations with securities firms and capital requirements. In certain instances, these regulations restrict the exercise of powers granted by state law.

     An FDIC regulation and a joint FDIC/OTS policy statement place a number of restrictions on the activities of WMB's securities and insurance affiliates, and on such affiliates' transactions with WMB and WMBfsb. These restrictions include requirements that such affiliates follow practices and procedures to distinguish them from WMB and WMBfsb and that such affiliates give customers notice from time to time of this distinction and of the distinction between insured deposits and uninsured nondeposit products.

     FDICIA also prohibits banks such as WMB and their subsidiaries from exercising certain powers that were granted by state law to make investments or carry on activities as principal (i.e. for their own account) unless either (i) national banks have power under federal law to make such investments or carry on such activities, or (ii) the bank and such investments or activities meet certain requirements established by FDICIA and the FDIC.

     FDICIA imposed new supervisory standards requiring annual examinations, independent audits, uniform accounting and management standards, and prompt corrective action for problem institutions. As a result of FDICIA, depository institutions and their affiliates are subject to federal standards governing asset growth, interest rate exposure, executive compensation, and many other areas of depository institution operations. FDICIA contains numerous other provisions, including reporting requirements and revised regulatory standards for, among other things, real estate lending.

     The FDIC may sanction any FDIC-regulated bank that does not operate in accordance with FDIC regulations, policies and directives. Proceedings may be instituted against any FDIC-regulated bank, or any institution-affiliated party, such as a trustee, director, officer, employee, agent, or controlling person of the bank, who engages in unsafe and unsound practices, including violations of applicable laws and regulations. The FDIC may revalue assets of an institution, based upon appraisals, and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets. The State Director has similar authority under Washington state law and the OTS has similar authority under HOLA. The FDIC has additional authority to terminate insurance of accounts, after notice and hearing, upon a finding that the insured institution is or has engaged in any unsafe or unsound practice that has not been corrected, or is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, or order of or condition imposed by the FDIC.

     Federal savings institutions, such as WMBfsb, are subject to regulatory oversight and examination by the OTS and the FDIC. HOLA and OTS regulations delimit such institutions' investment and lending powers. Federal savings institutions may not invest in noninvestment-grade debt securities, nor may they generally make equity investments, other than investments in service corporations.

     Federal law and regulations requires WMBfsb to maintain, for each calendar month, an average daily balance of liquid assets equal to not less than 5 percent of its average daily balance of total savings accounts and borrowings payable in one year or less, subject to certain adjustments for deposit outflows. This liquidity requirement may be changed from time to time.

     Federal regulation of depository institutions is intended for the protection of depositors (and the BIF and SAIF), and not for the protection of stockholders or other creditors. In addition, a provision in the Omnibus Budget Reconciliation Act of 1993 ("Budget Act") requires that in any liquidation or other resolution of any FDIC-insured depository institution, claims for administrative expenses of the receiver and for deposits in U.S. branches (including claims of the FDIC as subrogee of the insured institution) shall have priority over the claims of general unsecured creditors.

Federal Reserve Regulation

     Under Federal Reserve Board regulations, WMB and WMBfsb are each required to maintain reserves against their transaction accounts (primarily checking and NOW accounts). Because reserves must generally be maintained in cash or in noninterest-bearing accounts, the effect of the reserve requirements is to increase an institution's cost of funds. These regulations generally require that WMB and WMBfsb each maintain reserves against net transaction accounts in the amount of 3 percent on amounts of $52.0 million or less, plus 10 percent on amounts in excess of $52.0 million. Institutions may designate and exempt $4.3 million of certain reservable liabilities from these reserve requirements. These amounts and percentages are subject to adjustment by the Federal Reserve Board. A savings bank, like other depository institutions maintaining reservable accounts, may borrow from the Federal Reserve Bank discount window, but the Federal Reserve Board's regulations require the savings bank to exhaust other reasonable alternative sources before borrowing from the Federal Reserve Bank.

     Numerous other regulations promulgated by the Federal Reserve Board affect the business operations of the Company's banking subsidiaries. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds.

Community Reinvestment Act

     The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The agencies evaluate an institution's CRA performance based on a four-tiered descriptive rating system and are required to make public an institution's rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial noncompliance.

     Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics, including the competitive environment in which it operates. The evaluation does not rely on absolute standards and the institutions are not required to perform specific activities or to provide specific amounts or types of credit.

     In January 1995, WMB received an outstanding rating from the FDIC. This rating reflects Washington Mutual's commitment to meeting the credit needs of the communities it serves. The Company maintains a CRA statement for public viewing, as well as an annual CRA highlights document. These documents describe Washington Mutual's credit programs and services, community outreach activities, public comments and other efforts to meet community credit needs. WMBfsb has not been rated separately.

Recent and Proposed Federal Legislation

     Federal legislation was enacted in 1994 which will repeal, effective June 1, 1997, certain restrictions on the establishment of interstate branches by national banks and state-chartered banks. In addition, bank holding companies are now generally permitted to buy banks in any state. WMBfsb already has authority to establish interstate branches under current federal law and regulations, so management expects that such legislation will primarily benefit competitors of the Company.

     Various legislative proposals relating to depository institutions have been or are expected to be introduced in the current session of Congress. These include proposals to restrict or further regulate the sales of mutual funds and annuities by depository institutions or their affiliates, to restrict affiliations between the Company and nonbanking corporations including life insurance companies, and effectively to require federal savings institutions such as WMBfsb to convert to banks. The outcome of these legislative proposals cannot be forecast reliably.

Regulation of Nonbanking Affiliates

     As insurance companies, WM Life and Empire are subject to comprehensive regulation and supervision by the states in which they are domiciled (WM Life is domiciled in the state of Arizona and Empire is domiciled in the state of Washington) as well as the states in which they transact business. The laws of the various states establish supervisory agencies with broad administrative and supervisory powers. Such agencies set standards related to granting and revoking licenses to transact business, regulation of trade practices and market conduct, licensing of agents, approval of policy forms, regulating of certain premium rates, setting of insurance liability and investment reserve requirements, determining the form and content of required financial statements, determining the reasonableness and adequacy of capital and surplus, and prescribing the types and amounts of permitted investments. Insurance companies are subject to periodic examinations by such supervisory agencies. State insurance laws and regulations also impose limits on the extent to which the insurance company subsidiaries may pay dividends or lend or otherwise supply funds to the Company.

     As a broker-dealer registered with the Securities and Exchange Commission and as a member of the National Association of Securities Dealers ("NASD"), Murphey Favre is subject to various regulations and restrictions imposed by those entities, as well as by various state authorities. As a registered investment advisor, Composite Research is subject to various federal and state securities regulations and restrictions.

     On December 28, 1995, the NASD adopted and forwarded to the SEC for approval rules concerning NASD member operations conducted in branches of depository institutions. Although many of the NASD's proposed requirements are substantially similar to the joint FDIC/OTS policy statement governing the activities of WMB's securities affiliates, the NASD proposal, if approved by the SEC, could impose additional restrictions on these affiliates.

COMPETITIVE ENVIRONMENT

     Financial institutions operate in a competitive environment. Washington Mutual competes with commercial banks, other savings banks and associations, finance companies, money market funds, credit unions and other financial institutions, some of which have substantially greater financial resources than the Company. Additionally, the consolidation of the financial institutions industry in the Northwest in recent years has increased the level of competition.

     Although consolidation has decreased the number of institutions competing in the Company's market, both thrifts and commercial banks have reemphasized their focus on the consumer, making competition for retail deposits and loans extremely fierce. While the increased competitive pressures make the banking environment more difficult, the Company remains a strong market force. For 1995, the Company's originations of residential mortgage loans ranked first in both Washington state and Oregon and at September 30, 1995 the Company had 16 percent of total deposits held by commercial banks, thrifts and credit unions in Washington and 7 percent of such deposits in Oregon.

PRINCIPAL OFFICERS

     The following table sets forth certain information regarding the principal officers of Washington Mutual and its operating subsidiaries:

                                                                                             Employee of
                                                                                                 Company
Principal Officers         Age     Capacity in Which Served                                        Since
- --------------------------------------------------------------------------------------------------------
Kerry K. Killinger         46      Chairman of the Board of Directors, President and
                                   Chief Executive Officer                                          1983
Thomas J. Kappock          51      Executive Vice President and Chief Financial Officer             1995
Lee D. Lannoye             58      Executive Vice President                                         1988
Deanna W. Oppenheimer      37      Executive Vice President                                         1985
Craig E. Tall              50      Executive Vice President                                         1985
S. Liane Wilson            53      Executive Vice President                                         1985
Norman H. Swick            46      Senior Vice President and General Auditor                        1980
Douglas G. Wisdorf         41      Senior Vice President and Controller                             1976

     Mr. Killinger has been Chairman, President and Chief Executive Officer of WMI since its organization. He has been Chairman of the Board of Directors of WMB since 1991 and Chief Executive Officer since 1990. Mr. Killinger became an Executive Vice President of WMB in 1983, a Senior Executive Vice President of WMB in 1986 and the President and a director of WMB in 1988.

     Mr. Kappock joined WMI in August 1995 as Executive Vice President and Chief Financial Officer. He had spent the previous 23 years with Bancorp Hawaii, Inc., a Honolulu-based bank holding company. From 1987 until 1995, he served as Executive Vice President of Bancorp Hawaii, Inc. and Vice Chairman of the holding company's lead bank, Bank of Hawaii. Mr. Kappock served Bank of Hawaii as Chief Financial Officer from 1983 to 1987.

     Mr. Lannoye has been an Executive Vice President of WMI since its organization. He has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Lannoye is responsible for corporate administration and credit.

     Ms. Oppenheimer has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1993 and a member of the Executive Committee since its formation in 1990. In this capacity, Ms. Oppenheimer is responsible for corporate marketing and consumer bank distribution. She has been an officer of WMB since 1985. She became an Assistant Vice President of WMB in 1986, a Vice President in 1987 and a Senior Vice President in 1989.

     Mr. Tall has been an Executive Vice President of WMI since its organization. He had been an Executive Vice President of WMB since 1987 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Tall is responsible for corporate development and commercial banking.

     Ms. Wilson has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In her capacity as Executive Vice President, Ms. Wilson is responsible for corporate operations.

     Mr. Swick has been Senior Vice President and General Auditor of WMI since its organization. He has been an officer of WMB since 1980. Mr. Swick became a Vice President in 1984, Senior Vice President in 1988, and General Auditor of WMB in 1989. In this capacity, he monitors WMI's internal controls and compliance with all laws and regulations.

     Mr. Wisdorf has been Senior Vice President and Controller of WMI since its organization. Mr. Wisdorf has been Senior Vice President and Controller of WMB since 1991. In this capacity he serves as principal accounting officer of WMI. He joined WMB in 1976 and has been an officer since 1978. Since 1986, he has served as Vice President and Controller.

ITEM 2. PROPERTIES

     Washington Mutual's administrative offices are located at 1201 Third Avenue, Seattle, Washington, 98101 where, as of December 31, 1995, WMB leased approximately 170,000 square feet pursuant to a lease agreement that terminates in 2007 with multiple options to renew at WMB's discretion. WMB also leased approximately 160,000 square feet of space in Seattle in the Second and Seneca Building pursuant to a lease agreement that terminates in 2001 and approximately 75,000 square feet in the adjoining building, pursuant to a lease agreement that terminates in 2006, with multiple options to renew both leases at WMB's discretion. As of December 31, 1995, Washington Mutual's banking subsidiaries conducted business from 248 financial centers and 23 loan centers in Washington, Oregon Utah, Montana and Idaho. Nonbanking subsidiary operations were conducted in 9 nonfinancial center locations in Washington, Oregon and Montana. (See "Financial Statements and Supplementary Data -- Note 8: Premises and Equipment.")

ITEM 3. LEGAL PROCEEDINGS

     Washington Mutual has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a materially adverse effect on the Company's financial position or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR WASHINGTON MUTUAL'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS
COMMON STOCK

     Washington Mutual's common stock trades on The Nasdaq Stock Market under the symbol WAMU. As of December 31, 1995, there were 65,939,292 shares issued and outstanding held by 14,876 shareholders of record.

     The following table shows the high and low common stock prices by quarter for the two years ended December 31, 1995:

                                          1995                  1994
- --------------------------------------------------------------------------
                                     High        Low       High        Low
- --------------------------------------------------------------------------
First quarter                      $20.75     $16.63     $25.00     $19.13
Second quarter                      24.75      20.00      21.50      18.25
Third quarter                       26.75      22.50      21.63      19.63
Fourth quarter                      29.50      24.75      20.63      15.75

     Retained earnings of the Company at December 31, 1995, included a pre-1988 thrift bad debt reserve for tax purposes of approximately $220.6 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test, or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

     In December 1985, Washington Mutual's Board of Directors declared its first dividend on common stock of 10 cents per share (before adjustment for the stock dividends discussed below). In the third quarters of 1987 and 1986, Washington Mutual's Board of Directors declared a 50 percent stock dividend along with the continuance of a regular cash dividend on its shares of common stock. In the first quarter of 1992 and the third quarter of 1993, Washington Mutual's Board of Directors declared 50 percent stock dividends along with the continuance of regular cash dividends on its shares of common stock. All four stock dividends had the effect of three-for-two stock splits. The cash dividends declared by quarter for the two years ended December 31, 1995 were as follows:

- -------------------------------------------------------------
                                               1995      1994
- -------------------------------------------------------------
First quarter                                 $0.19     $0.16
Second quarter                                 0.19      0.17
Third quarter                                  0.19      0.18
Fourth quarter                                 0.20      0.19

PREFERRED STOCK

9.12% Noncumulative Perpetual Preferred Stock, Series C

     Washington Mutual's Series C Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUO. The Series C Preferred Stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then-current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of

$2.28 per share. At December 31, 1995, there were 2,752,500 shares issued and outstanding held by 520 shareholders of record. The following table shows the high and low stock prices by quarter for the two years ended December 31, 1995:

- ---------------------------------------------------------------------------
                                           1995                  1994
                                     High         Low       High        Low
- ---------------------------------------------------------------------------
First quarter                      $25.88      $24.75     $27.88     $25.75
Second quarter                      26.50       25.88      26.63      25.13
Third quarter                       26.88       25.63      26.25      25.50
Fourth quarter                      26.75       26.00      26.13      24.50

$6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D

     Washington Mutual's Series D Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUN. The Series D Preferred Stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then-current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. At December 31, 1995, there were 1,400,000 shares issued and outstanding held by 17 shareholders of record. The following table shows the high and low stock prices by quarter for the two years ended December 31, 1995:

- ----------------------------------------------------------------------------
                                           1995                   1994
                                     High         Low        High        Low
- ----------------------------------------------------------------------------
First quarter                     $ 91.00     $ 79.25     $116.25     $96.75
Second quarter                     104.50       89.75       97.00      90.00
Third quarter                      107.00       98.25       96.25      90.63
Fourth quarter                     116.00      106.00       93.50      78.50

7.60% Noncumulative Perpetual Preferred Stock, Series E

     Washington Mutual's Series E Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUM. The Series E Preferred Stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then-current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. At December 31, 1995, there were 1,970,000 shares issued and outstanding held by 437 shareholders of record. The following table shows the high and low stock prices by quarter for the two years ended December 31, 1995:

- ----------------------------------------------------------------------------
                                           1995                   1994
                                     High         Low        High        Low
- ----------------------------------------------------------------------------
First quarter                      $23.75      $21.75      $25.50     $23.38
Second quarter                      25.00       22.75       23.75      21.88
Third quarter                       24.63       23.63       23.63      22.50
Fourth quarter                      25.00       24.38       23.00      20.50

PAYMENT OF DIVIDENDS AND POLICY

     Payment of future dividends is subject to a declaration by Washington Mutual's Board of Directors. Factors considered in determining the size of dividends are the amount and stability of profits, adequacy of capitalization, and expected asset and deposit growth of its subsidiaries. The dividend policy of Washington Mutual is also dependent on the ability of WMB and WMBfsb to make dividends to their respective parent company, which is influenced by legal, regulatory and economic restrictions. (See "Business -- Regulation and Supervision -- Legal Restrictions on Dividends of Depository Institutions.")

ITEM 6.  SELECTED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial data of the Company at and for the years ended December 31:

 (dollars in thousands, except for
        per share amounts)                  1995           1994           1993           1992           1991
- ------------------------------------------------------------------------------------------------------------

Net interest income                     $577,630       $571,225       $529,431       $329,558       $234,061
Provision for loan losses                 10,000         20,000         35,000         14,000         21,627
Other income                             106,738        107,838        141,374         87,980         92,092
Other expense                            382,315        384,312        366,776        228,184        181,409
- ------------------------------------------------------------------------------------------------------------
Income before income taxes,
  extraordinary items and
  cumulative effect of change in
  tax accounting method                  292,053        274,751        269,029        175,354        123,117
Income taxes                             101,429        102,447         93,765         60,247         42,526
Extraordinary items, net of federal
  income tax effect                           --             --         (8,953)        (4,638)            --
Cumulative effect of change in tax
  accounting method                           --             --         13,365             --             --
- ------------------------------------------------------------------------------------------------------------
Net income                              $190,624       $172,304       $179,676       $110,469       $ 80,591
============================================================================================================
Net income attributable to common
  stock                                 $172,040       $153,720       $166,118       $105,594       $ 75,716
============================================================================================================
Net income per common share(1):
  Primary                                  $2.68          $2.54          $2.82          $2.01          $1.65
  Fully diluted                             2.59           2.46           2.67           1.91           1.58
Cash dividend declared per share:
  Preferred stock                         $10.18         $10.18          $7.56          $3.75          $3.75
  Common stock(1)                           0.77           0.70           0.50           0.33           0.24
Common stock dividend payout ratio         25.74%         24.50%         15.98%         19.22%         17.35%
Return on average assets                    0.96           1.02           1.31           1.24           1.04
Return on average stockholders'
  equity                                   13.28          13.69          16.92          15.16          14.08
Return on average common
  stockholders' equity                     13.71          14.24          17.73          15.17          14.08
Assets                               $21,633,278    $18,457,682    $15,827,228     $9,911,602     $7,970,427
Available-for-sale securities          7,689,041      2,535,018             --             --             --
Held-to-maturity securities              171,351      2,608,585      4,012,000      2,585,550      2,115,487
Loans:
  Residential                          7,748,975      8,004,319      6,680,466      4,332,236      3,182,502
  Residential construction               578,554        516,486        409,789        350,736        326,508
  Commercial real estate               1,690,919      1,675,406      1,828,266        988,712        832,393
  Manufactured housing, second
     mortgage and other consumer       2,597,283      2,335,984      2,081,189      1,087,997        940,252
  Commercial                              58,049          2,443          6,606         13,969         22,208
  Reserve for loan losses               (138,242)      (128,049)      (115,214)       (53,970)       (52,305)
- ------------------------------------------------------------------------------------------------------------
     Total loans                      12,535,538     12,406,589     10,891,102      6,719,680      5,251,558
============================================================================================================
Deposits                              10,596,735      9,777,912      9,351,402      6,058,112      5,410,236
Annuities                                855,503        799,178        713,383        571,428        433,767
Borrowings                             8,328,052      6,412,301      4,337,262      2,164,224      1,355,541
Preferred stock                          250,168        252,034        252,053        266,633         63,152
Stockholders' equity                   1,591,519      1,304,568      1,195,704        995,036        658,326
Stockholders' equity ratio                  7.36%          7.07%          7.55%         10.04%          8.26%
Leverage capital ratio                      5.60           5.90           6.00           9.35           7.57
Book value per common share(1)            $20.65         $17.58         $16.42         $14.37         $12.00
Number of common shares
  outstanding(1)                      65,939,292     61,970,704     60,090,996     53,787,701     49,661,491
Number of preferred shares
  outstanding                          6,122,500      6,200,000      6,200,000      5,494,150      1,300,000

- -------------
(1) Net income per common share, cash dividends declared per common share, book value per common share and number of common shares outstanding for 1992 and 1991 have been adjusted for the third quarter 1993 and first quarter 1992 50 percent stock dividends, each of which had the effect of a three-for-two stock split.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto, and with reference to the discussion of the operations and other financial information presented elsewhere in this report.

     During the first half of 1993, Washington Mutual merged with Pioneer and acquired Pacific First. As a result of these business combinations, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions with locations in Washington, Utah and Montana.

     During 1995, Washington Mutual took steps to diversify its operations into commercial banking. In August, the Company acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Bellevue, Washington-based commercial bank specializes in lending to small- and mid-size businesses. In October, Washington Mutual signed an agreement to merge WMB with Western, a commercial bank with branch operations throughout Oregon. The Western transaction was completed on January 31, 1996. Therefore, the following financial information of Washington Mutual does not contain Western's results of operations or analysis of financial position.

     During 1994, there was an increase in short-term interest rates, which had an adverse effect not only on the results of operations but also on the market value of the Company's net financial assets. Although short-term interest rates did not generally increase further in 1995 and actually declined somewhat in the latter half of the year, the 1994 interest rate increase continued to affect the Company's financial performance during much of 1995. Except for available-for-sale securities, financial assets and liabilities were reported at historical cost and accordingly the financial statements do not reflect changes in market value. (See "Financial Statements and Supplementary Data -- Note 27:
Fair Value of Financial Instruments.")

RESULTS OF OPERATIONS

     Washington Mutual's net income of $190.6 million for 1995 exceeded earnings of $172.3 million in 1994 and $179.7 million in 1993. Fully diluted earnings per share were $2.59 in 1995, compared with $2.46 in 1994 and $2.67 in 1993. Washington Mutual's return on average assets ("ROA") for 1995 equaled 0.96 percent, down from 1.02 percent in 1994 and 1.31 percent in 1993. Its return on average common stockholders' equity ("ROCE") of 13.71 percent for 1995 was also down from the previous two years -- 14.24 percent in 1994 and 17.73 percent in 1993. During 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term interest rates in 1994 led to a compression of the net interest margin (net interest income divided by average interest-earning assets) and a corresponding pressure on net interest income in 1994 and 1995. Certain short-term interest rates were lowered 25 basis points in mid-1995 and again in December, resulting in an improved operating environment for the Company. This favorable change in interest rates helped the Company earn an ROA and ROCE of
1.03 percent and 14.42 percent for 4th quarter 1995.

Net Interest Income

     Net interest income of $577.6 million for 1995 was up slightly from $571.2 million in 1994, which in turn was 8 percent higher than the $529.4 million earned during 1993. Most of the growth in net interest income was due to the increase in average interest-earning assets. Although average interest-earning assets were up 19 percent during 1995, a decline in the net interest margin limited the increase in net interest income.

     The increase in market interest rates during 1994 had a negative impact on the net interest margin throughout 1995. The net interest margin for 1995 of
3.05 percent declined from 3.60 percent in 1994 and 4.12 percent in 1993. During the last three months of 1995 the net interest margin rose to 3.09 percent, aided by a decrease in short-term interest rates beginning in mid-1995. However, an increase in market interest rates during 1996 could place pressure on the net interest margin and, unless offset by growth of interest-earning assets, a corresponding pressure on net interest income. (See "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management.")

     The low level of interest rates during 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a decline in the yield on interest-earning assets to 8.03 percent in 1993 and
7.57 percent in 1994. The lower interest rate levels also resulted in a lower cost of funds during 1993. The average rate paid on deposits and borrowings fell to 4.04 percent in 1993. However, an increase in short-term rates during 1994 caused the cost of funds to increase to 4.12 percent. The full effect of this rise in short-term rates was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) pushing the cost of funds up to 5.13 percent for the year. The yield on earning assets during 1995 increased to only
7.99 percent because longer-term interest rates did not increase as much as short-term rates. Also, the Company, because most of its earning assets were fixed rate, was not in a position to take full advantage of the increase. The net interest spread (the difference between the yield on interest-earning assets and the cost of funds) declined to 2.86 percent for 1995 from 3.45 percent earned during 1994 and 3.99 percent in 1993.

     Average consolidated statements of financial position and analysis of net interest spread were as follows:

                                                                     Year Ended December 31, 1995
- -----------------------------------------------------------------------------------------------------
                                                                                             Interest
                                                                     Average                   Income
(dollars in thousands)                                               Balance(1)   Rate     or Expense
- -----------------------------------------------------------------------------------------------------
ASSETS
  Investments                                                    $ 6,432,456      7.36%    $  473,478
  Loans(3)                                                        12,571,140      8.31      1,045,235
- -----------------------------------------------------------------------------------------------------
     Total interest-earning assets                                19,003,596      7.99      1,518,713
  Other assets                                                       839,917        --             --
- -----------------------------------------------------------------------------------------------------
                                                                 $19,843,513        --             --
=====================================================================================================
LIABILITIES
  Deposits:
     Checking accounts                                           $ 1,139,172      1.29         14,748
     Savings and money market accounts                             3,413,425      4.06        138,745
     Time deposits                                                 5,733,106      5.68        325,706
- -----------------------------------------------------------------------------------------------------
                                                                  10,285,703      4.66        479,199
  Borrowings:
     Annuities                                                       801,129      4.98         39,893
     Federal funds purchased                                         299,495      5.96         17,856
     Securities sold under agreements to repurchase                3,780,228      5.92        223,714
     Advances from the FHLB                                        2,970,831      5.80        172,246
     Other interest-bearing liabilities                              194,052      4.21          8,175
- -----------------------------------------------------------------------------------------------------
                                                                   8,045,735      5.74        461,884
- -----------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                           18,331,438      5.13        941,083
  Other liabilities                                                   76,398        --             --
- -----------------------------------------------------------------------------------------------------
                                                                  18,407,836        --             --
  Stockholders' equity                                             1,435,677        --             --
- -----------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                  $19,843,513        --             --
=====================================================================================================
Net interest spread and income                                                    2.86%    $  577,630
=====================================================================================================
Net interest margin                                                               3.05%

- -------------
(1) Average balances were calculated on a monthly basis.
(2) Average balances were calculated on a daily basis.
(3) Nonaccruing loans were included in the daily average loan amounts outstanding.


      Year Ended December 31, 1994             Year Ended December 31, 1993
  -----------------------------------------------------------------------------
                              Interest                                 Interest
      Average                   Income         Average                   Income
      Balance(2)   Rate     or Expense         Balance(2)   Rate     or Expense
  -----------------------------------------------------------------------------
  $ 4,433,650      6.71%    $  297,422     $ 3,441,748      7.16%    $  246,270
   11,544,461      7.89        910,391       9,496,169      8.32        789,669
  -----------------------------------------------------------------------------
   15,978,111      7.57      1,207,813      12,937,917      8.03      1,035,939
      878,367        --             --         819,498        --             --
  -----------------------------------------------------------------------------
  $16,856,478        --             --     $13,757,415        --             --
  =============================================================================
  $ 1,152,363      1.38         15,848     $ 1,042,356      1.69         17,611
    3,074,650      3.16         97,201       2,737,603      3.32         90,845
    5,150,552      4.71        242,771       4,936,929      4.70        232,139
  -----------------------------------------------------------------------------
    9,377,565      3.81        355,820       8,716,888      3.91        340,595
      734,969      4.51         33,143         629,636      5.44         34,261
           --        --             --              --        --             --
    2,213,080      4.45         98,425       1,526,197      3.84         58,613
    2,998,593      4.81        144,163       1,573,678      4.19         65,890
       81,792      6.16          5,037          97,076      7.36          7,149
  -----------------------------------------------------------------------------
    6,028,434      4.61        280,768       3,826,587      4.34        165,913
  -----------------------------------------------------------------------------
   15,405,999      4.12        636,588      12,543,475      4.04        506,508
      191,834        --             --         151,823        --             --
  -----------------------------------------------------------------------------
   15,597,833        --             --      12,695,298        --             --
    1,258,645        --             --       1,062,117        --             --
  -----------------------------------------------------------------------------
  $16,856,478        --             --     $13,757,415        --             --
  =============================================================================
                   3.45%    $  571,225                      3.99%    $  529,431
  =============================================================================
                   3.60%                                    4.12%

     An analysis of the change in net interest income was as follows:

                                      1995 vs. 1994                             1994 vs. 1993
- --------------------------------------------------------------------------------------------------------
                            Increase (Decrease)                       Increase (Decrease)
                                  Due To                                    Due To
                           ---------------------        Total        ---------------------        Total
(dollars in thousands)       Volume(1)      Rate        Change         Volume(2)      Rate        Change
- --------------------------------------------------------------------------------------------------------
Interest income
  Investments              $134,086     $ 41,970      $176,056       $ 69,934     $(18,782)     $ 51,152
  Loans(3)                   80,963       53,881       134,844        158,187      (37,465)      120,722
- --------------------------------------------------------------------------------------------------------
                            215,049       95,851       310,900        228,121      (56,247)      171,874
Interest expense
  Deposits:
     Checking accounts         (182)        (918)       (1,100)         1,733       (3,496)       (1,763)
     Savings and money
       market accounts       10,705       30,839        41,544         10,802       (4,446)        6,356
     Time deposits           27,438       55,497        82,935         10,068          564        10,632
- --------------------------------------------------------------------------------------------------------
                             37,961       85,418       123,379         22,603       (7,378)       15,225
  Borrowings:
     Annuities                2,984        3,766         6,750          5,247       (6,365)       (1,118)
     Federal funds
       purchased                 --       17,856        17,856             --           --            --
     Securities sold
       under agreements
       to repurchase         69,738       55,551       125,289         29,465       10,347        39,812
     Advances from the
       FHLB                  (1,335)      29,418        28,083         67,261       11,012        78,273
     Other                    6,915       (3,777)        3,138         (1,035)      (1,077)       (2,112)
- --------------------------------------------------------------------------------------------------------
                             78,302      102,814       181,116        100,938       13,917       114,855
- --------------------------------------------------------------------------------------------------------
                            116,263      188,232       304,495        123,541        6,539       130,080
- --------------------------------------------------------------------------------------------------------
       Net interest
          income           $ 98,786     $(92,381)     $  6,405       $104,580     $(62,786)     $ 41,794
========================================================================================================

(1) Average balances were calculated on a monthly basis.
(2) Average balances were calculated on a daily basis.
(3) Nonaccruing loans were included in the daily average loan amounts outstanding.

Other Income

     Other income was $106.7 million in 1995, down from $107.8 million in 1994 and $141.4 million in 1993. Other income in 1993 included $41.7 million in gains on the sale of loans and other assets. The significant level of asset gains during 1993 resulted from asset restructuring to accommodate the acquisition of Pacific First. In addition, loans were sold during 1993 to take advantage of record loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

     Service fees grew 15 percent in 1995 and 3 percent in 1994. Nonbanking service fees constituted 63 percent of service fees in 1993, but this level declined to 54 percent in 1994 and to 31 percent in 1995. Although the nonbanking subsidiaries continued to provide substantial fee income, their contributions were outpaced by an increase in retail deposit fees generated by an expanded deposit customer base coupled with a revised fee structure for certain deposit services. Deposit fees of $52.6 million in 1995 were far in excess of the prior year's $23.8 million and $17.9 million in 1993.

     Loan servicing fees were $10.3 million in 1995, up from $9.2 million in 1994. During 1995, the Company securitized $2,373.2 million in residential loans, increasing the portfolio of loans serviced for others to $5,093.6 million at December 31, 1995 from $3,897.5 million at the end of 1994. Loan servicing fees were $13.4 million in 1993. The 1993 level was the result of an expanded loan servicing portfolio stemming from the acquisition of Pacific First. The decision to retain loans originated in the latter half of 1993 and into 1994, coupled with the significant refinancing activity of 1993, resulted in a shrinkage of the portfolio of loans serviced for others to $3,897.5 million at December 31, 1994, from $4,698.8 million one year earlier.

     The gain on sale of loans, inclusive of write-downs totaled $1.2 million in 1995, compared with $427,000 in 1994 and $14.1 million in 1993. Sales activity in 1995 and 1994 was minimal as Washington Mutual retained or securitized most of its loan production. However, during 1993, gains of $20.2 million were earned on a sales volume of $901.0 million, but prepayment activity required a write-down of mortgage servicing rights of $6.1 million.

     During 1995, the net loss of $3.3 million on the sale of other assets, inclusive of write-downs was the result of $8.4 million in write-downs taken due to credit quality deterioration on certain securities offset by $5.1 million in gains generated through the disposition of primarily fixed-rate mortgage-backed securities. Gains on the sale of other assets in 1994 were $3.7 million, down from $25.0 million in 1993. The gains generated in 1995 and 1994 were from the available-for-sale portfolio. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were primarily responsible for the large gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold mortgage-backed securities to reduce the pre-acquisition size of its balance sheet.

Other Expense

     Total other expense of $382.3 million in 1995 compared favorably with $384.3 million in 1994 and $366.8 million in 1993. The decrease from 1994 to 1995 was due primarily to $7.3 million of income generated through REO operations. The increase from 1993 to 1994 reflected the growth in total assets, particularly the increased number of financial centers. One commonly accepted measure of a bank's operating efficiency is the ratio of its operating expenses to revenues (net interest income and other income). The Company has established a long-term operating efficiency goal of 50 percent. Washington Mutual's operating efficiency ratios were 55.9 percent for 1995 versus 56.6 percent for 1994 and 54.7 percent for 1993.

     At year-end 1995, staffing for the organization of 4,364 full-time equivalent employees was virtually unchanged from 4,371 at the end of 1994, but down from 4,697 at the end of 1993. The decline in the number of full-time equivalent employees during 1994 was the result of reducing staffing levels to match lower lending volumes. These declines helped to alleviate the upward pressure on salaries and employee benefits. The expense for salaries and employee benefits totaled $172.3 million, $173.6 million and $162.5 million in 1995, 1994, and 1993.

     The increase in occupancy and equipment expense to $67.5 million in 1995 from $63.0 million in 1994 and $55.9 million in 1993 was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades to accommodate the Company's reengineering efforts.

     Regulatory assessments totaled $20.7 million in 1995, compared with $22.4 million in 1994 and $20.4 million in 1993. Although total deposits outstanding increased in 1995, the expected increase in deposit premiums paid to the FDIC was offset by a reduction in the premium rate. (See "Regulation and Supervision
- -- FDIC Insurance.") The expense increase in 1994 was solely the result of the increase in total deposits outstanding.

     Other operating expenses increased to $100.9 million in 1995 from $96.2 million (inclusive of a $5.0 million one-time expense of a legal settlement, see "Nonbanking Subsidiary Operations") in 1994 and $96.9 million in 1993. Other operating expenses tend to rise with the increased size of the Company.

     Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which originally ranged from three to 10 years. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $28.3 million in 1995, compared with $29.1 million in 1994 and $24.7 million in 1993.

     During 1995, REO operations, inclusive of write-downs generated $7.3 million of income, compared with net expense of $12,000 in 1994 and $6.3 million in 1993. During 1995, net gains on the disposition of properties totaled $5.0 million. There were no gains or losses in 1994 and only $340,000 of net gains in 1993. During 1994 and 1993, write-downs of $100,000 and $7.3 million were taken to increase the REO reserve for losses. (See "Financial Statements and Supplementary Data -- Note 7: REO" for further discussion of REO operations.)

Extraordinary Items

     In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. Also, during 1993, Washington Mutual prepaid advances from the FHLB totaling $432.6 million.

Taxation

     Income taxes include federal income taxes and applicable state income taxes. (See "Business -- Taxation.")

     As a result of the Budget Act, which was signed into law on August 10, 1993, the corporate tax rate increased to 35 percent effective January 1, 1993. The increased tax provision required in the third quarter as a result of enactment of the bill was approximately $600,000. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective January 1, 1993. This rule, however, has not had a material impact on the income tax provision of the Company.

     In February 1992, FASB issued SFAS No. 109, Accounting for Income Taxes, that changed the accounting principle governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. Washington Mutual implemented the change in first quarter 1993, as required by FASB. The change resulted in a cumulative positive adjustment to earnings of $13.4 million, on an after-tax basis.

Nonbanking Subsidiary Operations

     Nonbanking subsidiary operations generally constitute 5 percent of the Company's total pretax operating income. Pretax operating income (net income before amortization of goodwill and intangible assets and elimination of intercompany transactions) was $17.2 million in 1995, compared with $14.2 million in 1994 and $18.1 million in 1993. The securities and insurance operations typically account for more than 90 percent of nonbanking pretax operating income.

     WM Life improved its operating performance, posting pretax operating income of $14.3 million in 1995, up from $12.5 million in 1994 and $9.9 million in 1993. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1995 were up only 7 percent to $855.5 million, from $799.2 million at the end of 1994 due to a high level of surrenders of annuity contracts. Annuities outstanding at the end of 1994 were up 12 percent from $713.4 million at the end of 1993.

     Lower than anticipated sales reduced pretax operating income for Murphey Favre to $437,000 in 1995. The pretax net loss of $2.2 million in 1994 resulted primarily from the $5.0 million one-time expense of a legal settlement related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. Murphey Favre earned $4.3 million on a pretax basis during 1993.

     Composite Research's financial performance has remained steady during the past three years, rising slightly to $3.0 million in 1995 from $2.9 million in 1994 and $2.5 million in 1993.

     The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993. In March 1995, as part of the Company's decision to refocus on its core business, WMI sold Mutual Travel to a company whose principal shareholders were Mutual Travel's management team. The sale price is contingent upon the operating performance of Mutual Travel over the next three years, and is expected to result in a minimum pretax gain of approximately $4.0 million. The gain will be recognized when a substantial portion of the applicable provisions of the sale agreement are met, which is anticipated to be in early 1996.

     Nonbanking subsidiary results of operations were as follows:

                                                                         Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995        1994        1993
- ----------------------------------------------------------------------------------------------------
Securities:
  Murphey Favre, Inc.                                                $   437     $(2,249)    $ 4,334
  Composite Research & Management Co.                                  2,967       2,854       2,539
- ----------------------------------------------------------------------------------------------------
                                                                       3,404         605       6,873
WM Life Insurance Co.                                                 14,292      12,482       9,900
Mutual Travel, Inc.                                                      229       1,178       1,266
WM Financial, Inc. and other                                            (691)        (23)         40
- ----------------------------------------------------------------------------------------------------
Net income before amortization of goodwill and other intangible assets, elimination of intercompany transactions, and federal
  income taxes                                                        17,234      14,242      18,079
Amortization of goodwill and other intangible assets                     932       1,501       1,874
- ----------------------------------------------------------------------------------------------------
Net income before elimination of intercompany transactions and
  federal income taxes                                               $16,302     $12,741     $16,205
====================================================================================================

REVIEW OF FINANCIAL POSITION

Assets

     Assets grew substantially in 1995, as they did in 1994. During 1995, total assets grew $3,175.6 million to end the year at $21,633.3 million. At December 31, 1994, total assets were $18,457.7 million, an increase of $2,630.5 million from December 31, 1993. Most of the growth over the past two years has come from retaining originated loans (either as part of the loan portfolio or as securitized mortgage-backed securities) and acquiring investment-grade securities.

Investment Activities

     The Company's investment portfolio increased 53 percent to $7,860.6 million at December 31, 1995 from $5,144.2 million a year earlier. Contributing to the growth in 1995 was the securitization and retention of $2,373.2 million of loans. Also in 1995, as in 1994, Washington Mutual leveraged its capital and increased its investment portfolio. This increase was funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

     As of December 31, 1995, the Company's investment portfolio included $171.4 million held-to-maturity securities (with a fair value of $185.1 million), $7,689.0 million available-for-sale securities and $238,000 trading account securities. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Washington Mutual elected to take advantage of this opportunity and reclassified $3,471.0 million of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, approximately 80 percent were fixed-rate securities.

     It is anticipated that these fixed-rate securities will be replaced with adjustable-rate agency securities, adjustable- and fixed-rate private-issue securities, collateralized mortgage obligations, and purchased loan pools as the fixed-rate securities pay down or are sold as market conditions permit. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield. As the Company substitutes adjustable-rate assets for fixed-rate securities, its sensitivity to future changes in interest rates decreases. This is because, unlike fixed-rate securities, adjustable-rate assets' interest rates change, within certain periodic and lifetime cap restraints, with corresponding changes in market rates. But, substituting adjustable-rate assets for fixed-rate securities can have two disadvantages. First of all, adjustable-rate assets, when compared with similar fixed-rate assets, carry additional credit risk in an increasing interest rate environment. As these assets reprice upward, the underlying borrower's creditworthiness may become impaired. Secondly, the holding of adjustable-rate assets will decrease the overall portfolio yield in a stable or declining interest rate environment. Accordingly, the Company plans to replace some of its fixed-rate securities with private-issue securities, collateralized mortgage obligations, and purchased loan pools to minimize the decline in portfolio yield.

     Historically, the yield on private-issue securities, collateralized mortgage obligations, and purchased loan pools has exceeded agency securities because they expose the Company to certain risks that are not inherent in agency securities, such as credit risk and liquidity risk. These assets are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these assets often does not meet set industry standards. Consequently, there is a higher potential of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and in fact could incur a loss. Additionally, the Company may not be able to sell such assets in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. An example of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been resecuritized, and certain securities that contain a significant number of jumbo, nonconforming loans.

     In an effort to reduce these risks, the Company now performs a credit review on each individual security or loan pool prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

     As of December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were the highest investment grade (AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million of losses on certain securities in the below investment grade portfolio due to credit quality deterioration.

     The available-for-sale portfolio is now much larger as a result of the transfer on December 1, 1995. Therefore, the Company redesignated $1,567.0 million of interest rate exchange agreements and interest rate cap agreements from short-term borrowings and deposits to the available-for-sale portfolio. While this is not expected to fully offset the impact of further changes in interest rates on the portfolio, it will help to reduce the impact of future changes. As of December 31, 1994, a net unrealized loss (on an after-tax basis) of $29.0 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as a result of interest rate declines during 1995 and the reclassification of securities into the available-for-sale portfolio, the valuation reserve for the available-for-sale portfolio increased to a net unrealized gain (on an after-tax basis) of $78.4 million as of December 31, 1995.

     Available-for-sale securities reported in the financial statements at fair value consisted of the following:

                                                                            December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 1995           1994     1993
- ---------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                         $   78,846     $  254,103      $--
  Corporate debt obligations                                        433,916        135,060       --
  Equity securities                                                 365,204        265,010       --
- ---------------------------------------------------------------------------------------------------
                                                                    877,966        654,173       --
Mortgage-backed securities:
  U.S. government agency                                          6,068,898      1,471,070       --
  Corporate                                                         744,609        349,431       --
- ---------------------------------------------------------------------------------------------------
                                                                  6,813,507      1,820,501
Derivative instruments:
  Interest rate exchange agreements                                 (11,847)        18,654       --
  Interest rate cap agreements                                        9,415         41,690       --
- ---------------------------------------------------------------------------------------------------
                                                                     (2,432)        60,344       --
- ---------------------------------------------------------------------------------------------------
                                                                 $7,689,041     $2,535,018      $--
===================================================================================================

     The stated maturities of the Company's available-for-sale securities were as follows:

                                                                December 31, 1995
- ----------------------------------------------------------------------------------------------------------
                                                            After
                                                             five
                                       Due after one          but                          No
                                          but within       within          After       stated
(dollars in thousands)                    five years     10 years       10 years     maturity        Total
- ----------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
     obligations                            $ 10,011     $  9,671     $   59,164     $     --   $   78,846
  Corporate debt obligations                 141,177      188,456        104,283           --      433,916
  Equity securities                               --           --             --      365,204      365,204
- ----------------------------------------------------------------------------------------------------------
                                             151,188      198,127        163,447      365,204      877,966
Mortgage-backed securities:
  U.S. government agency                      13,849        9,446      6,045,603           --    6,068,898
  Corporate                                       --       19,257        725,352           --      744,609
- ----------------------------------------------------------------------------------------------------------
                                              13,849       28,703      6,770,955           --    6,813,507
Derivative instruments:
  Interest rate exchange agreements          (11,847)          --             --           --      (11,847)
  Interest rate cap agreements                 9,415           --             --           --        9,415
- ----------------------------------------------------------------------------------------------------------
                                              (2,432)          --             --           --       (2,432)
- ----------------------------------------------------------------------------------------------------------
                                            $162,605     $226,830     $6,934,402     $365,204   $7,689,041
==========================================================================================================
Weighted average yield at end of year           8.47%        7.01%          7.01%        7.00%        7.04%

     The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of mortgage-backed securities of which approximately 40 percent have adjustable rates and the remainder fixed rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio currently (as of December 31, 1995) or in an increasing interest rate environment (up 200 basis points):

                                                                      December 31, 1995
- ----------------------------------------------------------------------------------------------------------
                                                                        After one
                                                    Reprice within     but within         After
(dollars in millions)                                     one year      two years     two years      Total
- ----------------------------------------------------------------------------------------------------------
Principal amount of securities                              $3,623          $ 389       $ 3,541     $7,553
Effect of derivative instruments                             3,715           (174)       (3,541)        --
- ----------------------------------------------------------------------------------------------------------
  Principal amount of securities after effect
     of derivative instruments                              $7,338          $ 215       $    --     $7,553
==========================================================================================================

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points):

                                                                      December 31, 1995
- ----------------------------------------------------------------------------------------------------------
                                                                        After one
                                                    Reprice within     but within         After
(dollars in millions)                                     one year      two years     two years      Total
- ----------------------------------------------------------------------------------------------------------
Principal amount of securities                              $3,623           $389       $ 3,541     $7,553
Effect of derivative instruments                             1,165             --        (1,165)        --
- ----------------------------------------------------------------------------------------------------------
  Principal amount of securities after effect
     of derivative instruments                              $4,788           $389       $ 2,376     $7,553
==========================================================================================================

     The held-to-maturity portfolio by investment type consisted of the following:

                                                                            December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995           1994           1993
- -----------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                       $  6,592     $    7,563     $  277,022
  Corporate debt obligations                                     72,855        360,233        447,240
  Municipal obligations                                          90,886         78,521         70,493
  Equity securities                                                  --             --        240,637
- -----------------------------------------------------------------------------------------------------
                                                                170,333        446,317      1,035,392
Mortgage-backed securities:
  U.S. government agency                                          1,018      2,044,216      2,322,768
  Corporate                                                          --        118,052        653,840
- -----------------------------------------------------------------------------------------------------
                                                                  1,018      2,162,268      2,976,608
- -----------------------------------------------------------------------------------------------------
                                                               $171,351     $2,608,585     $4,012,000
=====================================================================================================

     The stated maturities of the Company's held-to-maturity securities were as follows:

                                                                 December 31, 1995
- -----------------------------------------------------------------------------------------------------------
                                                         After one     After five
                                         Due within     but within     but within        After
(dollars in millions)                      one year     five years       10 years     10 years        Total
- -----------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
     obligations                             $   --        $    --        $ 6,592      $    --     $  6,592
  Corporate debt obligations                  2,034         31,123         22,536       17,162       72,855
  Municipal obligations                          --          1,313         36,202       53,371       90,886
- -----------------------------------------------------------------------------------------------------------
                                              2,034         32,436         65,330       70,533      170,333
Mortgage-backed securities:
  U.S. government agency                         --             --             --        1,018        1,018
- -----------------------------------------------------------------------------------------------------------
                                                 --             --             --        1,018        1,018
- -----------------------------------------------------------------------------------------------------------
                                             $2,034        $32,436        $65,330      $71,551     $171,351
===========================================================================================================
Weighted average yield at end of year          4.73%          8.61%          7.52%        7.03%        7.49%

     Due to the transfer of predominantly fixed-rate mortgage-backed securities from the held-to-maturity portfolio to the available-for-sale portfolio in 1995, the held-to-maturity portfolio now consists almost entirely of long-term fixed-rate debt securities that the Company intends to hold until maturity. This portfolio had a market value appreciation of 8 percent or $13.7 million on a pretax basis at year-end 1995, compared with a 8 percent or $201.9 million market value depreciation on a pretax basis at December 31, 1994. The decline in value at December 31, 1994 was due to the significant increase in interest rates during 1994.

     During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio.

Loans

     Loans grew modestly during 1995 to end the year at $12,535.5 million. At December 31, 1994, total loans outstanding equaled $12,406.6 million. Over half of the 1995 loan production was securitized and retained in the Company's investment portfolio.

     The total amount of loans originated in 1995 was $4,218.9 million compared with $4,128.9 million in 1994. While a year-to-year comparison of total lending volume doesn't show much change, the mix between fixed- and adjustable-rate loan originations has substantially altered. With the easing of interest rates during the second half of 1995, loan production switched predominantly to fixed-rate lending compared with a preference towards adjustable-rate loans during 1994.

     Residential loan originations of $2,259.9 million in 1995 were up slightly from the 1994 level of $2,040.3 million. For the year, originations of loans to purchase homes were $1,418.1 million compared with $1,187.2 million last year, and refinancing activity in 1995 accounted for $841.8 million of the residential lending volume compared with $853.1 million in 1994. At year-end 1995, 1-4 family residential loans comprised 61 percent of total loans outstanding. However, with the more favorable interest rate environment in the latter half of 1995, residential loan originations during the fourth quarter were up 114 percent from the same period a year ago.

     Residential construction originations of $929.8 million for 1995 were down from $1,034.2 million in 1994. Custom built homes for the final purchaser were responsible for over 60 percent of these originations during both years. The remainder were to builders for resale. At year-end 1995, total residential construction loans outstanding for custom homes were $330.2 million and builder loans totaled $248.4 million, or collectively 5 percent of total loans. Because of its short-term nature and relatively high profit margins, residential construction lending is very profitable. Residential construction loans also contain a higher degree of risk than other residential loans. For this reason, Washington Mutual has strict lending and monitoring policies to limit credit exposure. At year-end 1995, less than 2 percent of residential construction loans were nonperforming, and loan charge-offs were minimal during the year.

     Consumer loan originations of $897.6 million for all of 1995 were slightly below the prior year's level of $939.3 million. The majority of consumer lending was for second mortgage and manufactured housing loans. Both of these loan areas are natural extensions of shelter-based lending and have higher yields and generally shorter terms than traditional first mortgages. At year-end 1995, consumer loans accounted for 20 percent of total loans.

     At December 31, 1995, commercial real estate lending constituted 13 percent of total loans, of which 55 percent were for multi-family housing.

     Commercial business lending accounted for less than 1 percent of total loans at year-end 1995, but is expected to gain in importance with the recent commercial bank mergers.

     Loans originated consisted of the following:

                                                          Year Ended December 31,
- ---------------------------------------------------------------------------------------------------------
(dollars in thousands)                   1995           1994           1993           1992           1991
- ---------------------------------------------------------------------------------------------------------
Residential (1-4 family units):
  Fixed-rate                       $1,540,809     $  772,080     $2,994,210     $2,142,054     $1,217,845
  Adjustable-rate                     719,136      1,268,187        820,743        679,559        126,950
  Residential construction            929,827      1,034,176        847,217        652,952        459,029
- ---------------------------------------------------------------------------------------------------------
                                    3,189,772      3,074,443      4,662,170      3,474,565      1,803,824
Consumer:
  Second mortgage and other
     consumer                         643,236        710,327        704,089        434,377        306,376
  Manufactured housing                254,394        229,011        190,555        172,827        146,131
- ---------------------------------------------------------------------------------------------------------
                                      897,630        939,338        894,644        607,204        452,507
Commercial real estate:
  Apartment buildings                  96,639         92,135         71,771         59,959         31,177
  Other                                22,847         22,974         93,978         33,951         30,081
- ---------------------------------------------------------------------------------------------------------
                                      119,486        115,109        165,749         93,910         61,258

Commercial business                    12,064             --             --             --             --
- ---------------------------------------------------------------------------------------------------------
                                   $4,218,952     $4,128,890     $5,722,563     $4,175,679     $2,317,589
=========================================================================================================

Deposits

     Total deposits increased to $10,596.7 million at December 31, 1995, from $9,777.9 million at December 31, 1994. Retail deposits were up $861.6 million to $9,920.6 million. Wholesale activities -- primarily time deposits from political subdivisions and public agencies -- were down $42.8 million. Wholesale deposits are an alternative to other borrowings and their levels are determined by management's decisions as to the most economic funding sources.

     The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts for the periods indicated:

                                                                     Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995           1994           1993
- -----------------------------------------------------------------------------------------------------
Decrease due to deposit outflow                                $(77,454)     $(140,847)    $ (879,005)
Increase due to acquired deposits                               417,078        211,537      3,831,700
Increase due to interest credited                               479,199        355,820        340,595
- -----------------------------------------------------------------------------------------------------
  Increase in total deposits                                   $818,823      $ 426,510     $3,293,290
=====================================================================================================
Total deposits at end of year                               $10,596,735     $9,777,912     $9,351,402
Weighted average rate for the year                                 4.66%          3.81%          3.91%

     The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management.")

Nondeposit Products

     Through its nonbanking subsidiaries, Washington Mutual offers to its customers alternative retail investment products. Annuities underwritten by WM Life increased $56.3 million to $855.5 million. Assets of the Composite Group of mutual funds, managed by Composite Research ended the year at $1,268.5 million, up from $1,095.5 million at December 31, 1994. The improvement was due primarily to an increase in market valuation.

Borrowings

     Washington Mutual's borrowings primarily take the form of securities sold under agreements to repurchase and advances from the FHLB. These two borrowing sources totaled $3,962.4 million and $3,711.4 million at year-end 1995 compared with $2,595.7 million and $3,737.6 million at December 31, 1994. The exact mix at any given time is dependent upon the market pricing of the two borrowing sources. The increase in the level of borrowing was used to fund the Company's asset growth.

     The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management.")

ASSET QUALITY

     Classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses, were as follows:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Nonaccrual loans and loans under foreclosure                                 $ 67,497     $ 60,840
REO                                                                            25,064       19,048
- --------------------------------------------------------------------------------------------------
  Total nonperforming assets                                                   92,561       79,888
Troubled debt restructurings (classified as substandard)                       13,094       10,289
Other classified loans                                                         93,236      150,714
Classified securities                                                          37,645       12,865
- --------------------------------------------------------------------------------------------------
                                                                             $236,536     $253,756
==================================================================================================

     Classified assets of $236.5 million were down 7 percent from year-end 1994 due to both the improved credit quality of certain commercial real estate and residential construction loans and to loan repayments.

     Nonperforming assets increased to $92.6 million at the end of the 1995 from $79.9 million at December 31, 1994. The majority of the increase stemmed from a rise in the level of nonperforming residential real estate loans. However, nonperforming assets as a percentage of total assets remained steady at 0.43 percent at year-end 1995, compared with year-end 1994.

     Even though nonperforming commercial real estate assets declined to $32.1 million at December 31, 1995, from $35.6 million a year ago, four large loans (properties valued at $1.0 million or more) were placed on nonaccrual -- a California loan for $2.7 million and three Washington loans totaling $6.3 million. Also, during 1995, a REO property valued at $4.8 million was sold and another loan with a basis of $1.8 million was returned to current status. At the end of 1995, troubled assets in California totaled less than 12 percent of total nonperforming assets.

     Nonperforming assets and troubled debt restructurings consisted of the following:

                                                               December 31, 1995
- --------------------------------------------------------------------------------------------------------------
                                       Nonaccruing                       Total            As a
                                     Loans & Loans               Nonperforming   Percentage of   Troubled Debt
(dollars in thousands)           Under Foreclosure         REO          Assets    Total Assets   Restructurings
- --------------------------------------------------------------------------------------------------------------
Residential                                $38,064     $ 7,965         $46,029            0.21%        $    --
Residential construction                     9,550         695          10,245            0.05              --
Apartment buildings                          3,934          --           3,934            0.02           2,605
Other commercial real estate                 7,125      21,048          28,173            0.13          15,629
Second mortgage and other
  consumer                                   6,895         445           7,340            0.04              --
Manufactured housing                         1,923       1,286           3,209            0.01              --
Commercial business                              6          --               6              --              --
Reserve for REO losses                          --      (6,375)         (6,375)          (0.03)             --
- --------------------------------------------------------------------------------------------------------------
                                           $67,497     $25,064         $92,561            0.43%        $18,234
==============================================================================================================

                                                               December 31, 1995
- --------------------------------------------------------------------------------------------------------------
                                       Nonaccruing                       Total            As a
                                     Loans & Loans               Nonperforming   Percentage of   Troubled Debt
(dollars in thousands)           Under Foreclosure         REO          Assets    Total Assets  Restructurings
- --------------------------------------------------------------------------------------------------------------
Residential                                $27,658     $ 6,733         $34,391            0.19%        $    --
Residential construction                     4,640       1,691           6,331            0.04              --
Apartment buildings                          9,106         729           9,835            0.05           1,680
Other commercial real estate                10,828      14,972          25,800            0.14           8,609
Second mortgage and other
  consumer                                   6,296         692           6,988            0.04              --
Manufactured housing                         1,643         736           2,379            0.01              --
Commercial business                            669          --             669              --              --
Reserve for REO losses                          --      (6,505)         (6,505)          (0.04)             --
- --------------------------------------------------------------------------------------------------------------
                                           $60,840     $19,048         $79,888            0.43%        $10,289
==============================================================================================================
December 31, 1993                          $77,043     $34,057        $111,100            0.07%         $8,144
December 31, 1992                           45,010      87,427         132,437            1.34           9,631
December 31, 1991                           39,270      93,029         132,299            1.66           8,431

     Nonperforming commercial real estate and troubled debt restructurings by geographic distribution and property type consisted of the following:

                                                          December 31, 1995
- ----------------------------------------------------------------------------------------------------------------
                                                                                            As a
                             Nonaccruing                      Total        Total   Percentage of
                           Loans & Loans              Nonperforming        Loans     Total Loans   Troubled Debt
(dollars in thousands) Under Foreclosure        REO          Assets        & REO           & REO  Restructurings
- ----------------------------------------------------------------------------------------------------------------
Washington                       $ 5,193    $16,059         $21,252   $1,033,063            2.06%        $ 1,014
California                         5,745      4,989          10,734      210,125            5.11          13,466
Other states                         121         --             121      468,779            0.03           3,754
- ----------------------------------------------------------------------------------------------------------------
                                 $11,059    $21,048         $32,107   $1,711,967            1.88%        $18,234
================================================================================================================
Apartment buildings              $ 3,934    $    --         $ 3,934   $  938,533            0.42%        $ 2,605
Office buildings                   2,931     11,655          14,586      164,103            8.89              --
Shopping centers                      --      1,357           1,357      114,158            1.19              --
Medical/dental
  buildings                          586      4,364           4,950       50,349            9.83              --
Other                              3,608      3,672           7,280      444,824            1.64          15,629
- ----------------------------------------------------------------------------------------------------------------
                                 $11,059    $21,048         $32,107   $1,711,967            1.88%        $18,234
================================================================================================================

     On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at the lower of cost or fair value, leases, and debt securities (as defined by SFAS No. 115). It applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At December 31, 1995, the Company had $18.2 million of restructured loans of which $13.1 million, though performing, were classified substandard.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. While an impaired loan will always be a classified asset, it may or may not be nonperforming. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     At December 31, 1995, loans totaling $82.2 million were impaired, of which $67.0 million had allocated reserves of $10.9 million. The remaining $15.2 million were previously written down and have no reserves allocated to them at this time. Of the $82.2 million of impaired loans, $10.0 million were nonperforming and $72.2 million were performing but judged to be impaired. (See "Financial Statements and Supplementary Data -- Note 5: Loans.")

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

     The provision for loan losses during 1995 was $10.0 million compared with $20.0 million in 1994 and $35.0 million in 1993. The 1995 and 1994 provision reflected the Company's strong level of reserves and continued improvement in asset quality. The provision during 1993 was determined necessary by management because of uncertainty about the economic conditions in some lending markets as well as caution about the quality of the loans acquired from Pacific First.

     The reserve for loan losses increased to $138.2 million at December 31, 1995 from $128.0 million at December 31, 1994. Loan charge-offs, net of recoveries for 1995 totaled $5.2 million. This was less than the level of net charge-offs of $8.1 million in 1994 and $19.8 million in 1993. During 1993, net charge-offs of commercial real estate loans accounted for $13.3 million of total net charge-offs. However, with the improved performance of the commercial real estate portfolio, recoveries exceeded charge-offs by $427,000 in 1995 and net charge-offs on commercial real estate loans totaled only $318,000 during 1994. Of the $5.2 million of net charge-offs taken in 1995, $4.7 million was the result of consumer loan activity in large part due to loans acquired from Pacific First. Net charge-offs on consumer loans have grown to the current level from $4.3 million in 1994 and $2.1 million in 1993.

     Changes in the reserve for loan losses were as follows:

                                                                  Year Ended December 31,
- -------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 1995       1994       1993       1992       1991
- -------------------------------------------------------------------------------------------------------
Balance, beginning of year                         $128,049   $115,214   $ 53,970   $ 52,305   $ 52,843
Provision for loan losses                            10,000     20,000     35,000     14,000     21,627
Reserves added through business combinations          5,372        921     46,000      5,320        571
Reserves charged-off:
  Residential                                        (1,214)    (1,604)    (1,612)    (1,138)      (379)
  Residential construction                             (125)      (190)      (297)      (937)      (139)
  Commercial real estate                             (1,260)    (2,263)   (13,786)   (14,932)    (5,285)
  Manufactured housing, second mortgage and other
     consumer                                        (5,378)    (5,223)    (2,664)    (1,028)    (1,097)
  Commercial business                                   (20)    (1,712)    (2,590)    (1,096)   (18,457)
- -------------------------------------------------------------------------------------------------------
                                                     (7,997)   (10,992)   (20,949)   (19,131)   (25,357)
Reserves recovered:
  Residential                                           171         17         45         17         36
  Residential construction                               47         --         --         --        314
  Commercial real estate                              1,687      1,945        514        494        563
  Manufactured housing, second mortgage and other
     consumer                                           701        944        600        145        109
  Commercial business                                   212         --         34        820      1,599
- -------------------------------------------------------------------------------------------------------
                                                      2,818      2,906      1,193      1,476      2,621
- -------------------------------------------------------------------------------------------------------
Balance, end of year                               $138,242   $128,049   $115,214   $ 53,970   $ 52,305
=======================================================================================================

     As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses. Residential construction, commercial real estate and commercial business loans were evaluated individually for impairment, which resulted in an allocation of $10.9 million of the reserve for loan loss at year-end 1995, compared with an allocation of $16.9 million a year earlier. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California. While the quality of the California commercial real estate portfolio appears to have stabilized, reserves allocated to this portfolio comprised 60 percent of total allocated reserves.

     Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions. Further analysis of the reserve for loan losses during 1996 will determine if the current level of provision for loan loss will be sustainable throughout 1996 and beyond.

     An analysis of the reserve for loan losses was as follows:

                                                                   December 31,
- -------------------------------------------------------------------------------------------------------
(dollars in thousands)                           1995         1994         1993        1992        1991
- -------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                     $ 10,770     $ 15,594     $ 19,354     $21,746     $ 5,736
  Residential construction                        158        1,327        1,503       1,219       1,901
  Commercial business                              --           --        1,718       5,597      10,064
- -------------------------------------------------------------------------------------------------------
                                               10,928       16,921       22,575      28,562      17,701
Unallocated reserves                          127,314      111,128       92,639      25,408      34,604
- -------------------------------------------------------------------------------------------------------
                                             $138,242     $128,049     $115,214     $53,970     $52,305
=======================================================================================================
Total reserve for loan losses as a
  percentage of:
  Total loans                                    1.10%        1.03%        1.06%       0.80%       1.00%
  Nonperforming loans                          204.81       210.47       149.55      119.91      133.19

INTEREST RATE RISK MANAGEMENT

     Washington Mutual's banking subsidiaries traditionally have had a mismatch between the maturities of their assets and liabilities because customers generally prefer short-term deposits and long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, with a rise in short-term interest rates, as was experienced throughout most of 1994, the interest paid on deposits and other short-term borrowings increases much more quickly than the interest earned on loans and investments. The result for Washington Mutual was a reduction in its net interest spread and the corresponding pressure on net interest income in both 1994 and 1995. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. Management tries to balance these two factors in administering its interest rate risk program. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates; nevertheless, rising interest rates or a flat yield curve adversely affects the Company's operations.

     As part of this program, management actively manages the actual asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments have received a lot of attention lately because of the financial exposure they may cause if not used appropriately. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for their use. Moreover, Washington Mutual has used these instruments for many years solely to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. (See "Financial Statements and Supplementary
Data -- Note 15: Interest Rate Risk Management.")

     Another strategy management has used to reduce the Company's sensitivity to rising interest rates is to securitize and then sell its fixed-rate loan production. Toward the end of 1995, the Company sold $1,255.3 million of predominately fixed-rate mortgage-backed securities. Essentially, these securities were replaced with the purchase of adjustable-rate securities. Depending on market conditions at the time, management may pursue this strategy more vigorously in 1996.

     At the end of 1995, Washington Mutual's one-year gap was a negative 14.4 percent, relatively unchanged from a negative 14.3 percent at the end of 1994. The one-year gap is a conventional measure of interest sensitivity for thrift institutions.

     Interest sensitivity analysis by maturity or repricing period was as follows:

                                                               December 31, 1995
- ------------------------------------------------------------------------------------------------------------------
                                  Due or
                               repricing       After one       After two      After five
                                  within      but within      but within      but within         After
(dollars in millions)           one year       two years      five years        10 years      10 years       Total
- ------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
  Cash, cash equivalents, and
     trading account
     securities(1)               $   441          $   --          $   --          $   --        $   --     $   441
  Available-for-sale
     securities(2)(5)              3,623             389           1,044           1,234         1,263       7,553
  Held-to-maturity securities          2               1              32              66            70         171
  Loans(3):
     Real estate loans             4,062           1,144           2,123           1,411         1,314      10,054
     Manufactured housing,
       second mortgage and
       other consumer                992             486             719             321            75       2,593
     Commercial credits               54               1               1               1             1          58
- ------------------------------------------------------------------------------------------------------------------
                                   5,108           1,631           2,843           1,733         1,390      12,705
- ------------------------------------------------------------------------------------------------------------------
                                   9,174           2,021           3,919           3,033         2,723      20,870
Interest-sensitive
  liabilities:
  Deposits(4)                      7,194           2,166           1,139              87             3      10,589
  Borrowings and other
     liabilities                   6,927           1,150             950             150             7       9,184
- ------------------------------------------------------------------------------------------------------------------
                                  14,121           3,316           2,089             237            10      19,773
Derivative instruments
  affecting interest rate
  sensitivity:
  Interest rate exchange agreements:
     Designated against
       available-for-sale
       securities(5)                (700)            200             500              --            --          --
  Interest rate cap
     agreements:
     Designated against
       available-for-sale
       securities(5)              (1,125)            875             250              --            --          --
- ------------------------------------------------------------------------------------------------------------------
                                  (1,825)          1,075             750              --            --          --
- ------------------------------------------------------------------------------------------------------------------
Net (liability) asset
  sensitivity                    $(3,122)        $(2,370)         $1,080          $2,796        $2,713     $ 1,097
==================================================================================================================
Net (liability) asset
  sensitivity as a percentage
  of total assets                 (14.42)%        (10.95)%          4.99%          12.92%        12.53%       5.07%

- ---------------
(1) Includes accrued interest on interest-earning assets.
(2) Excludes mark-to-market adjustment.
(3) Excludes deferred loan fees, reserve for loan losses and premium and discount on purchased loans.
(4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within one year."
(5) See "Investment Activities" regarding the effect of derivative instruments on the repricing period of available-for-sale securities against which the derivative instruments are designated.

     While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

LIQUIDITY

     Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

     Washington Mutual actively manages its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At December 31, 1995, the Company had excess liquidity compared to its established guidelines.

     To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At December 31, 1995, the Company was able to borrow an additional $5,424.1 million through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources.

CAPITAL REQUIREMENTS

     Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements to be classified as well-capitalized institutions, the highest regulatory standard. In order to be categorized as a well-capitalized institution, the FDIC requires banks it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, WMB's consolidated ratio of leverage capital to assets was
5.60 percent, the ratio of total capital to risk-weighted assets was 11.46 percent, and the ratio of core capital to risk-weighted assets was 10.59 percent.

     Washington Mutual's federal savings bank subsidiary is required by the OTS to maintain certain capital levels. In order to be classified as a well-capitalized institution, the OTS requires banks it regulates to maintain a leverage ratio of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and core capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, the federal banking subsidiary was in compliance with all well-capitalized requirements.

     WM Life is subject to risk-based capital requirements developed by the NAIC. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

     (See "Financial Statements and Supplementary Data -- Note 21: Regulatory Capital Requirements.")

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     For financial statements, see index on page 45.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

     Part III is incorporated by reference from the Company's definitive proxy statement issued in conjunction with the Company's Annual Meeting of Shareholders to be held April 16, 1996. Certain information regarding the principal officers of Washington Mutual is set forth in "Business -- Principal Officers."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)(1) Financial Statements

      See Index to Consolidated Financial Statements on page 45.

   (2) Financial Statement Schedules

      All financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or the notes thereto.

(b)    Reports on 8-K:

       None.

(c)    Exhibits:

      See Index of Exhibits on page 89.

                            SIGNATURES BY REGISTRANT

     Pursuant to the requirements of the Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 20, 1996.

                                       WASHINGTON MUTUAL, INC.


                                       /s/  Kerry K. Killinger
                                       -----------------------------------------
                                       Kerry K. Killinger
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated on February 20, 1996.

/s/  Kerry K. Killinger                         /s/  Thomas J. Kappock
- ---------------------------------------------   ---------------------------------------------
Kerry K. Killinger                              Thomas J. Kappock
Chairman, President and Chief                   Executive Vice President and
Executive Officer; Director                     Chief Financial Officer
(Principal Executive Officer)                   (Principal Financial Officer)

                                                /s/  Douglas G. Wisdorf
                                                ---------------------------------------------
                                                Douglas G. Wisdorf
                                                Senior Vice President and Controller
                                                (Principal Accounting Officer)

/s/  Douglas P. Beighle                         /s/  William P. Gerberding
- ---------------------------------------------   ---------------------------------------------
Douglas P. Beighle                              William P. Gerberding
Director                                        Director

/s/  Herbert M. Bridge                          /s/  Dr. Samuel B. McKinney
- ---------------------------------------------   ---------------------------------------------
Herbert M. Bridge                               Dr. Samuel B. McKinney
Director                                        Director

/s/  Roger H. Eigsti                            /s/  Michael K. Murphy
- ---------------------------------------------   ---------------------------------------------
Roger H. Eigsti                                 Michael K. Murphy
Director                                        Director

/s/  John W. Ellis                              /s/  Louis H. Pepper
- ---------------------------------------------   ---------------------------------------------
John W. Ellis                                   Louis H. Pepper
Director                                        Director

/s/  Daniel J. Evans                            /s/  William G. Reed, Jr.
- ---------------------------------------------   ---------------------------------------------
Daniel J. Evans                                 William G. Reed, Jr.
Director                                        Director

/s/  Anne V. Farrell
- ---------------------------------------------   ---------------------------------------------
Anne V. Farrell                                 James H. Stever
Director                                        Director

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            -----
Independent Auditors' Report..............................................................    46
Consolidated Statements of Income,
  Years ended December 31, 1995, 1994 and 1993............................................    47
Consolidated Statements of Financial Position,
  December 31, 1995 and 1994..............................................................    48
Consolidated Statements of Stockholders' Equity,
  Years ended December 31, 1995, 1994 and 1993............................................    49
Consolidated Statements of Cash Flows,
  Years ended December 31, 1995, 1994 and 1993............................................    50
Notes to Consolidated Financial Statements................................................    52

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Mutual, Inc.:

We have audited the accompanying consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994.
LOGO
Deloitte & Touche LLP

Seattle, Washington
February 14, 1996

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)               1995           1994           1993
- -----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                        $1,045,235     $  910,391     $  789,669
Available-for-sale securities                                   288,761        143,549             --
Held-to-maturity securities                                     183,185        153,207        244,573
Cash equivalents                                                  1,532            666          1,697
- -----------------------------------------------------------------------------------------------------
  Total interest income                                       1,518,713      1,207,813      1,035,939
INTEREST EXPENSE
Deposits                                                        479,199        355,820        340,595
Borrowings                                                      461,884        280,768        165,913
- -----------------------------------------------------------------------------------------------------
  Total interest expense                                        941,083        636,588        506,508
- -----------------------------------------------------------------------------------------------------
     Net interest income                                        577,630        571,225        529,431
Provision for loan losses                                        10,000         20,000         35,000
- -----------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses        567,630        551,225        494,431
OTHER INCOME
Service fees                                                     80,967         70,621         68,862
Loan servicing fees                                              10,301          9,209         13,381
Other operating income                                           17,532         23,840         19,963
Gain on sale of loans, inclusive of write-downs                   1,191            427         14,133
Gain (loss) on sale of other assets, inclusive of
  write-downs                                                    (3,253)         3,741         25,035
- -----------------------------------------------------------------------------------------------------
  Total other income                                            106,738        107,838        141,374
OTHER EXPENSE
Salaries and employee benefits                                  172,260        173,615        162,516
Occupancy and equipment                                          67,462         63,000         55,936
Regulatory assessment fees                                       20,746         22,404         20,425
Other operating expense                                         100,922         96,205         96,914
Amortization of goodwill and other intangible assets             28,269         29,076         24,690
Real estate owned ("REO") operations, inclusive of
  write-downs                                                    (7,344)            12          6,295
- -----------------------------------------------------------------------------------------------------
  Total other expense                                           382,315        384,312        366,776
- -----------------------------------------------------------------------------------------------------
     Income before income taxes, extraordinary items and
       cumulative effect of change in tax accounting method     292,053        274,751        269,029
Income taxes                                                    101,429        102,447         93,765
- -----------------------------------------------------------------------------------------------------
     Income before extraordinary items and cumulative
       effect of change in tax accounting method                190,624        172,304        175,264
Extraordinary items, net of federal income tax effect                --             --         (8,953)
Cumulative effect of change in tax accounting method                 --             --         13,365
- -----------------------------------------------------------------------------------------------------
Net Income                                                   $  190,624     $  172,304     $  179,676
=====================================================================================================
Net Income Attributable to Common Stock                      $  172,040     $  153,720     $  166,118
=====================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect
     of change in tax accounting method                           $2.68          $2.54         $ 2.74
  Extraordinary items, net of federal income tax effect              --             --          (0.15)
  Cumulative effect of change in tax accounting method               --             --           0.23
- -----------------------------------------------------------------------------------------------------
     Net Income                                                   $2.68          $2.54         $ 2.82
=====================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect
     of change in tax accounting method                           $2.59          $2.46         $ 2.60
  Extraordinary items, net of federal income tax effect              --             --          (0.14)
  Cumulative effect of change in tax accounting method               --             --           0.21
- -----------------------------------------------------------------------------------------------------
     Net Income                                                   $2.59          $2.46         $ 2.67
=====================================================================================================

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                               December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         1995            1994
- ---------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                               $   428,650     $   222,435
Trading account securities                                                      238             572
Available-for-sale securities, amortized cost $7,563,598 and
  $2,580,816                                                              7,689,041       2,535,018
Held-to-maturity securities, fair value of $185,076 and $2,406,659          171,351       2,608,585
Loans                                                                    12,535,538      12,406,589
REO                                                                          25,064          19,048
Premises and equipment                                                      190,583         173,805
Goodwill and other intangible assets                                        161,127         190,998
Other assets                                                                431,686         300,632
- ---------------------------------------------------------------------------------------------------
     Total assets                                                       $21,633,278     $18,457,682
===================================================================================================
LIABILITIES
Deposits:
  Checking accounts                                                     $ 1,195,841     $ 1,117,545
  Savings and money market accounts                                       3,615,412       3,268,697
  Time certificates                                                       5,785,482       5,391,670
- ---------------------------------------------------------------------------------------------------
     Total deposits                                                      10,596,735       9,777,912
Annuities                                                                   855,503         799,178
Federal funds purchased                                                     430,000              --
Securities sold under agreements to repurchase                            3,962,400       2,595,651
Advances from the Federal Home Loan Bank of Seattle ("FHLB")              3,711,402       3,737,611
Other borrowings                                                            224,250          79,039
Other liabilities                                                           261,469         163,723
- ---------------------------------------------------------------------------------------------------
     Total liabilities                                                   20,041,759      17,153,114
Contingencies (Note 24)
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized --
  6,122,500 and 6,200,000 shares issued and outstanding                          --              --
Common stock, no par value: 100,000,000 shares authorized --
  65,939,292 and 61,970,704 shares issued and outstanding                        --              --
Capital surplus                                                             669,484         639,409
Valuation reserve for available-for-sale securities                          78,406         (28,980)
Retained earnings                                                           843,629         694,139
- ---------------------------------------------------------------------------------------------------
     Total stockholders' equity                                           1,591,519       1,304,568
- ---------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                         $21,633,278     $18,457,682
===================================================================================================

See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             Number of Shares                         Valuation        Total
                                           ------------------                           Reserve       Stock-
                                           Preferred   Common    Capital   Retained     for AFS     holders'
(in thousands)                                 Stock    Stock    Surplus   Earnings  Securities       Equity
- ------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                     5,494   53,788   $556,086   $438,950    $     --   $  995,036
Net income                                        --       --         --    179,676          --      179,676
Cash dividends declared on preferred
  stock                                           --       --         --    (13,559)         --      (13,559)
Cash dividends declared on common stock           --       --         --    (28,712)         --      (28,712)
Preferred stock issued                         2,000       --     48,182         --          --       48,182
Common stock issued through stock options
  and employee stock plans                        --    1,151     15,508         18          --       15,526
Conversion of preferred stock to
  common stock                                (1,294)   5,152         --       (445)         --         (445)
- ------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                   6,200   60,091    619,776    575,928          --    1,195,704
Establishment of valuation reserve for
  available-for-sale securities                   --       --         --         --      13,565       13,565
Net income                                        --       --         --    172,304          --      172,304
Cash dividends declared on preferred
  stock                                           --       --         --    (18,584)         --      (18,584)
Cash dividends declared on common stock           --       --         --    (42,214)         --      (42,214)
Adjustment in valuation reserve for
  available-for-sale securities                   --       --         --         --     (42,545)     (42,545)
Common stock issued through stock options
  and employee stock plans                        --      426     10,038         --          --       10,038
Business combination accounted for as a
  pooling-of-interests                            --    1,454      9,595      6,705          --       16,300
- ------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   6,200   61,971    639,409    694,139     (28,980)   1,304,568
Net income                                        --       --         --    190,624          --      190,624
Cash dividends declared on preferred
  stock                                           --       --         --    (18,584)         --      (18,584)
Cash dividends declared on common stock           --       --         --    (49,071)         --      (49,071)
Adjustment in valuation reserve for
  available-for-sale securities                   --       --         --         --     107,386      107,386
Common stock issued through stock options
  and employee stock plans                        --      539      8,379         --          --        8,379
Business combination accounted for as a
  pooling-of-interests                            --    3,429     23,562     26,645          --       50,207
Repurchase of preferred stock                    (78)      --     (1,866)      (124)         --       (1,990)
- ------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                   6,122   65,939   $669,484   $843,629    $ 78,406   $1,591,519
============================================================================================================

See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1995            1994            1993
- -----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $   190,624     $   172,304     $   179,676
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses                                    10,000          20,000          35,000
  Cumulative effect of change in tax accounting method             --              --         (13,365)
  (Gain) on sale of loans                                      (1,191)           (427)        (14,133)
  Loss (gain) on sale of other assets                           3,253          (3,741)        (25,035)
  REO operations, inclusive of write-downs                     (7,344)             12           6,295
  Extraordinary loss                                               --              --          13,028
  Depreciation and amortization                                24,870          34,946          36,458
  FHLB stock dividend                                         (15,967)        (16,753)        (22,943)
  Decrease in trading account securities                          742             691           1,574
  (Increase) in interest receivable                           (24,841)        (14,249)        (32,096)
  Increase (decrease) in interest payable                      10,475          11,761         (24,815)
  Increase in income taxes payable                             37,376          40,500          13,190
  (Increase) decrease in other assets                         (48,894)         13,114           6,948
  (Decrease) in other liabilities                             (10,768)        (57,414)        (21,396)
- -----------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                168,335         200,744         138,386
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                 (1,662,380)     (1,037,632)             --
Principal payments and maturities of available-for-sale
  securities                                                  328,845         343,348              --
Sales of available-for-sale securities                      1,138,346         304,806              --
Purchases of held-to-maturity securities                      (88,249)       (773,498)     (1,430,792)
Principal payments and maturities of held-to-maturity
  securities                                                  176,559         188,372         920,635
Sales of held-to-maturity securities                               --              --         764,162
Sales of loans                                                 84,197          54,754         919,768
Principal payments on loans                                 2,164,389       2,329,872       3,554,065
Origination and purchases of loans                         (4,411,811)     (3,965,043)     (5,654,511)
Sales of REO                                                   22,793          32,789          52,586
Other REO operations                                            1,774          (1,236)         (8,573)
Expenditures for premises and equipment                       (31,787)        (31,410)        (35,031)
Cash acquired through acquisitions                             68,358          40,679         387,688
- -----------------------------------------------------------------------------------------------------
     Net cash (used) by investing activities               (2,208,966)     (2,514,199)       (530,003)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits                               406,928         229,743        (538,029)
Increase in annuities                                          56,325          85,795         141,955
Increase in federal funds purchased                           430,000              --              --
Increase in securities sold under agreements to
  repurchase                                                1,294,374         421,958       1,112,361
Proceeds from FHLB advances                                 3,616,601       5,703,996       3,946,509
Payments for FHLB advances                                 (3,642,575)     (4,045,800)     (4,241,356)
Call of subordinated capital notes                                 --              --         (41,600)
Proceeds of other borrowings                                  147,867              --              --
Payments of other borrowings                                   (1,408)         (3,431)         (5,428)
Issuance of preferred stock                                        --              --          48,182
Issuance of common stock through stock options and
  employee stock plans                                          8,379          10,038          15,526
Repurchase of preferred stock                                  (1,990)             --              --
Conversion of preferred stock to common stock                      --              --            (445)
Cash dividends paid                                           (67,655)        (60,798)        (42,271)
- -----------------------------------------------------------------------------------------------------
     Net cash provided by financing activities              2,246,846       2,341,501         395,404
- -----------------------------------------------------------------------------------------------------
     Increase in cash and cash equivalents                    206,215          28,046           3,787
     Cash and cash equivalents at beginning of year           222,435         194,389         190,602
- -----------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year             $   428,650     $   222,435     $   194,389
=====================================================================================================

                                                                    Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1995            1994            1993
- -----------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES RELATED TO THE
  CONSOLIDATED STATEMENTS OF CASH FLOWS
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities             $2,373,213      $  174,572        $816,859
Implementation of new accounting standard -- reclass to
  available-for-sale portfolio                              3,471,032       2,127,890              --
Real estate acquired through foreclosure                       23,190          15,773          32,870
CASH PAID DURING THE YEAR FOR
Interest on deposits                                          477,524         354,531         364,022
Interest on borrowings                                        451,490         269,414         167,301
Federal income taxes                                           65,000          85,000          60,000

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into Washington Mutual Bank ("WMB"), the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par value of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective November 1994.

     Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior period financial statements are restated to include the accounts of acquired companies.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

LINES OF BUSINESS

     WMI is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, WMB and Washington Mutual Bank fsb ("WMBfsb"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

     On August 31, 1995, Washington Mutual diversified its business mix by merging WMB with Enterprise Bank ("Enterprise"), a Seattle-area commercial bank that focuses on small- to mid-size commercial business clients. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

     On January 31, 1996, WMB merged with Western Bank ("Western") of Coos Bay, Oregon. With 42 offices in 35 communities, Western is Oregon's largest community-based commercial bank. The merger was treated as a pooling-of-interests. Because the merger occurred after year-end 1995, the Company's financial statements have not been restated to reflect the combination of these companies.

     The mergers with Enterprise and Western provide the Company with access to the higher growth business segment of commercial banking.

DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements to reduce its exposure to interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured through ongoing correlation tests.

     Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against short-term borrowings and deposits. Agreements designated against available-for-sale securities are included at their fair value in the available-for-sale portfolio. Any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The fair value of interest rate exchange agreements and interest rate cap agreements designated against short-term borrowings and deposits are not reported on the balance sheet.

     The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized on a straight-line basis and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into.

     From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

     From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and short term deposits and borrowings. Such redesignations are treated as a sale out of the one portfolio and as a purchase by the other portfolio and recorded at the fair value at the time of transfer.

     The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The cost of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. All such options are carried at fair value with the corresponding gain or loss recognized in other income.

     Additionally, the Company may write covered call options on its available-for-sale portfolio to enhance fee income. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at cost.

     In the event that any of the derivative instruments fail to meet the above established criteria, they would be marked to market with the corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires investment and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

Trading Securities

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

Held-To-Maturity Securities

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

Available-For-Sale Securities

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

     The available-for-sale portfolio contains adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet set industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated traunches, certain collateralized mortgage obligations that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. In an effort to reduce the aforementioned risks, the Company now performs a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

LOANS

     Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held-for-sale and carried at the lower of net cost or fair value on an aggregate basis.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at the lower of cost or fair value, leases, and debt securities (as defined by SFAS No. 115). It applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. While an impaired loan will always be a classified asset, it may or may not be nonperforming. Classified assets consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard trouble debt restructurings) and securities that exhibit credit quality weaknesses. The adoption of SFAS No. 114 had no material impact on the results of operations or financial condition of the Company.

     In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinctions between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks who sell loans and retain the servicing rights will be required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated.

Effective January 1, 1996, the Company adopted SFAS No. 122. The adoption is not anticipated to have a material impact on the results of operations or financial condition of the Company.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

     The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

REO

     REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair value, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

     Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

PREMISES AND EQUIPMENT

     Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

     WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

     The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

FEDERAL INCOME TAXES

     Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries.

NOTE 2: CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Cash and demand deposits                                                     $257,075     $220,959
Cash equivalents:
  Overnight investments                                                       170,000           --
  Time deposits                                                                 1,575        1,476
- --------------------------------------------------------------------------------------------------
                                                                              171,575        1,476
- --------------------------------------------------------------------------------------------------
                                                                             $428,650     $222,435
==================================================================================================

     For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term.

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $34.6 million and $27.3 million at December 31, 1995 and 1994.

NOTE 3: AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities classified by type and contractual maturity date consisted of the following:

                                                                   December 31, 1995
- ----------------------------------------------------------------------------------------------------------
                                               Amortized   Unrealized   Unrealized         Fair
(dollars in thousands)                              Cost        Gains       Losses        Value    Yield(1)
- ----------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
     Due after one but within five years      $    9,908     $    119     $    (16)   $  10,011       6.39%
     After five but within 10 years                9,755           41         (125)       9,671       7.23
     After 10 years                               59,813          121         (770)      59,164       7.02
- ----------------------------------------------------------------------------------------------------------
                                                  79,476          281         (911)      78,846       6.97
  Corporate debt obligations:
     Due after one but within five years         133,863        7,492         (178)     141,177       8.77
     After five but within 10 years              181,038        8,237         (819)     188,456       7.02
     After 10 years                               97,755        6,626          (98)     104,283       7.50
- ----------------------------------------------------------------------------------------------------------
                                                 412,656       22,355       (1,095)     433,916       7.70
  Equity securities:
     Preferred stock                             110,532        2,535       (2,311)     110,756       7.21
     FHLB stock                                  254,440           --           --      254,440       6.91
     Other stock                                       5            3           --            8         --
- ----------------------------------------------------------------------------------------------------------
                                                 364,977        2,538       (2,311)     365,204       7.00
- ----------------------------------------------------------------------------------------------------------
                                                 857,109       25,174       (4,317)     877,966       7.34
Mortgage-backed securities:
  U.S. government agency:
     Due after one but within five years          13,979           --         (130)      13,849       5.47
     After five but within 10 years                9,479           24          (57)       9,446       6.44
     After 10 years                            5,923,040      141,777      (19,214)   6,045,603       6.91
- ----------------------------------------------------------------------------------------------------------
                                               5,946,498      141,801      (19,401)   6,068,898       6.91
  Corporate:
     Due after five but within 10 years           18,614          901         (258)      19,257       7.14
     After 10 years                              730,279        7,482      (12,409)     725,352       7.74
- ----------------------------------------------------------------------------------------------------------
                                                 748,893        8,383      (12,667)     744,609       7.73
- ----------------------------------------------------------------------------------------------------------
                                               6,695,391      150,184      (32,068)   6,813,507       7.00
Derivative instruments:
  Interest rate exchange agreements                 (848)       2,225      (13,224)     (11,847)        --
  Interest rate cap agreements                    11,946           --       (2,531)       9,415         --
- ----------------------------------------------------------------------------------------------------------
                                                  11,098        2,225      (15,755)      (2,432)        --
- ----------------------------------------------------------------------------------------------------------
                                              $7,563,598     $177,583     $(52,140)  $7,689,041       7.04%
==========================================================================================================

(1) Weighted average yield at end of year.

                                                                   December 31, 1994
- ----------------------------------------------------------------------------------------------------------
                                               Amortized   Unrealized   Unrealized         Fair
(dollars in thousands)                              Cost        Gains       Losses        Value    Yield(1)
- ----------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
     Due after one but within five years      $  187,992     $      7    $ (11,135)   $ 176,864       5.74%
     After five but within 10 years                9,469           --         (254)       9,215       6.08
     After 10 years                               70,340           --       (2,316)      68,024       5.97
- ----------------------------------------------------------------------------------------------------------
                                                 267,801            7      (13,705)     254,103       5.81
  Corporate debt obligations:
     Due after one but within five years          83,255          231       (2,232)      81,254       6.71
     After five but within 10 years               50,609          296       (2,980)      47,925       7.50
     After 10 years                                6,502           23         (644)       5,881       7.65
- ----------------------------------------------------------------------------------------------------------
                                                 140,366          550       (5,856)     135,060       7.04
  Equity securities:
     Preferred stock                              35,457           --       (1,790)      33,667       9.95
     FHLB stock                                  230,311           --           --      230,311       6.00
     Other stock                                   1,032           --           --        1,032         --
- ----------------------------------------------------------------------------------------------------------
                                                 266,800           --       (1,790)     265,010       6.48
- ----------------------------------------------------------------------------------------------------------
                                                 674,967          557      (21,351)     654,173       6.34
Mortgage-backed securities:
  U.S. government agency:
     Due after one but within five years          52,036           --       (4,191)      47,845       5.18
     After five but within 10 years                6,152            9           (2)       6,159       7.78
     After 10 years                            1,475,882        1,272      (60,088)   1,417,066       6.51
- ----------------------------------------------------------------------------------------------------------
                                               1,534,070        1,281      (64,281)   1,471,070       6.47
  Corporate:
     Due after five but within 10 years            9,716           --         (280)       9,436       5.46
     After 10 years                              355,657          511      (16,173)     339,995       6.14
- ----------------------------------------------------------------------------------------------------------
                                                 365,373          511      (16,453)     349,431       6.12
- ----------------------------------------------------------------------------------------------------------
                                               1,899,443        1,792      (80,734)   1,820,501       6.40
Derivative instruments:
  Interest rate exchange agreements               (2,360)      21,014           --       18,654         --
  Interest rate cap agreements                     8,766       32,924           --       41,690         --
- ----------------------------------------------------------------------------------------------------------
                                                   6,406       53,938           --       60,344         --
- ----------------------------------------------------------------------------------------------------------
                                              $2,580,816      $56,287    $(102,085)  $2,535,018       6.23%
==========================================================================================================

(1) Weighted average yield at end of year.

     Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 and 1994 were $253.0 million and $39.1 million. The Company realized $2.2 million in gains and $2.1 million in losses on these sales during 1995. Similarly, the Company realized $723,000 in gains and $100,000 in losses on sales during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 and 1994 were $888.0 million and $261.7 million. The Company realized $12.3 million in gains and $16.0 million in losses on these sales during 1995 and $3.6 million in gains and $469,000 in losses on these sales during 1994.

     Available-for-sale mortgage-backed securities with a book value of $4,545.0 million and $1,644.0 million and a market value of $4,642.0 million and $1,573.4 million at December 31, 1995 and 1994, were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

     There were no sales out of the held-to-maturity portfolio during 1995 and 1994. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. On December 1, 1995, Washington Mutual elected to take advantage of this opportunity and reclassified $3,471.0 million of its held-to-maturity securities into the available-for-sale category. No transfers between the held-to-maturity and available-for-sale categories were made during 1994.

     At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $138.9 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $78.4 million. At December 31, 1994, net unrealized losses on the available-for-sale portfolio were $99.7 million and unrealized gains on the derivative instruments designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $29.0 million.

     On December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were of the highest investment grade
(AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million in losses on securities in the below investment grade portfolio.

     As of December 31, 1995, the Company had mortgage-backed securities with book value and market value of $168.0 million from a single issuer, the Resolution Trust Corporation.

NOTE 4: HELD-TO-MATURITY SECURITIES

     Held-to-maturity securities classified by type and contractual maturity date consisted of the following:

                                                                   December 31, 1995
- --------------------------------------------------------------------------------------------------------
                                               Amortized   Unrealized   Unrealized         Fair
(dollars in thousands)                              Cost        Gains       Losses        Value    Yield(1)
- --------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
     Due after five but within 10 years         $  6,592      $   906         $ --     $  7,498     8.09%
- --------------------------------------------------------------------------------------------------------
                                                   6,592          906           --        7,498     8.09
  Corporate debt obligations:
     Due within one year                           2,034           --           (7)       2,027     4.73
     After one but within five years              31,123        2,895           --       34,018     8.67
     After five but within 10 years               22,536        2,472           --       25,008     8.38
     After 10 years                               17,162        2,310           (9)      19,463     8.91
- --------------------------------------------------------------------------------------------------------
                                                  72,855        7,677          (16)      80,516     8.53
  Municipal obligations:
     Due after one but within five years           1,313           80           --        1,393     7.29
     After five but within 10 years               36,202        2,083           --       38,285     6.88
     After 10 years                               53,371        2,908           --       56,279     6.37
- --------------------------------------------------------------------------------------------------------
                                                  90,886        5,071           --       95,957     6.59
- --------------------------------------------------------------------------------------------------------
                                                 170,333       13,654          (16)     183,971     7.48
Mortgage-backed securities:
  U.S. government agency:
     Due after 10 years                            1,018           87           --        1,105    10.25
- --------------------------------------------------------------------------------------------------------
                                                $171,351      $13,741         $(16)    $185,076     7.49%
========================================================================================================

(1) Weighted average yield at end of year.

                                                                    December 31, 1994
- ---------------------------------------------------------------------------------------------------------
                                                 Amortized  Unrealized    Unrealized         Fair
(dollars in thousands)                                Cost       Gains        Losses        Value   Yield(1)
- ---------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
     After one but within five years            $    1,006      $    1    $       --   $    1,007    4.44%
     After five but within 10 years                  6,557          --           (42)       6,515    8.25
- ---------------------------------------------------------------------------------------------------------
                                                     7,563           1           (42)       7,522    7.74
  Corporate debt obligations:
     Due within one year                             5,867          14           (75)       5,806    5.30
     After one but within five years                85,848       1,898        (3,422)      84,324    8.18
     After five but within 10 years                172,661         727       (13,781)     159,607    7.24
     After 10 years                                 95,857         493        (8,831)      87,519    7.80
- ---------------------------------------------------------------------------------------------------------
                                                   360,233       3,132       (26,109)     337,256    7.58
  Municipal obligations:
     Due after one but within five years               227           6            (3)         230    7.39
     After five but within 10 years                 26,968         812          (636)      27,144    6.51
     After 10 years                                 51,326       1,867          (753)      52,440    6.88
- ---------------------------------------------------------------------------------------------------------
                                                    78,521       2,685        (1,392)      79,814    6.76
- ---------------------------------------------------------------------------------------------------------
                                                   446,317       5,818       (27,543)     424,592    7.43
Mortgage-backed securities:
  U.S. government agency:
     After five but within 10 years                 12,296          --        (1,019)      11,277    6.13
     After 10 years                              2,031,920          38      (175,624)   1,856,334    7.15
- ---------------------------------------------------------------------------------------------------------
                                                 2,044,216          38      (176,643)   1,867,611    7.14
  Corporate:
     Due after five but within 10 years                548          13            --          561   11.06
     After 10 years                                117,504         252        (3,861)     113,895    7.04
- ---------------------------------------------------------------------------------------------------------
                                                   118,052         265        (3,861)     114,456    7.06
- ---------------------------------------------------------------------------------------------------------
                                                 2,162,268         303      (180,504)   1,982,067    7.14
- ---------------------------------------------------------------------------------------------------------
                                                $2,608,585      $6,121    $ (208,047)  $2,406,659    7.19%
=========================================================================================================

(1) Weighted average yield at end of year.

     No held-to-maturity securities were pledged as collateral as of December 31, 1995. Held-to-maturity mortgage-backed securities with a book value of $1,995.6 million and a market value of $1,828.0 million at December 31, 1994 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

NOTE 5:  LOANS

     Loans consisted of the following:

                                                                                 December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         1995            1994
- ---------------------------------------------------------------------------------------------------
Real estate:
  Residential                                                           $ 7,748,975     $ 8,004,319
  Residential construction                                                  578,554         516,486
  Commercial real estate                                                  1,690,919       1,675,406
- ---------------------------------------------------------------------------------------------------
                                                                         10,018,448      10,196,211
Second mortgage and other consumer                                        1,829,566       1,689,379
Manufactured housing                                                        767,717         646,605
Commercial business                                                          58,049           2,443
Reserve for loan losses                                                    (138,242)       (128,049)
- ---------------------------------------------------------------------------------------------------
                                                                        $12,535,538     $12,406,589
===================================================================================================

     Nonaccrual loans totaled $42.6 million and $32.7 million at December 31, 1995 and 1994. If interest on these loans had been recognized, such income would have been $3.7 million and $2.8 million for 1995 and 1994. Loans under foreclosure were $24.9 million and $28.1 million at December 31, 1995 and 1994. In addition, at December 31, 1995 and 1994, the Company had troubled debt restructurings aggregating $18.2 million and $10.3 million. During 1995 and 1994, these troubled debt restructurings returned a net yield of 8.69 percent and 8.53 percent, thereby contributing $1.6 million and $878,000 to interest income. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would have been $82,000 and $93,000 for 1995 and 1994.

     At December 31, 1995, loans totaling $82.2 million were impaired of which $67.0 million had allocated reserves of $10.9 million. The remaining $15.2 million were previously written down and had no reserves allocated to them. Of the $82.2 million of impaired loans, $7.1 million were on nonaccrual status, $2.9 million were under foreclosure and $72.2 million were performing but judged to be impaired. The average balance of impaired loans during the year was $91.1 million and the Company recognized $7.7 million of related interest income. Interest income is normally recognized on the accrual basis, however, if the impaired loan is nonperforming, then interest income is recorded on the receipt of cash.

     Loans, exclusive of reserve for loan losses, by geographic concentration were as follows:

                                                         December 31, 1995
- --------------------------------------------------------------------------------------------------------------
(dollars in thousands)          Washington         Oregon   California       Utah  Other States          Total
- --------------------------------------------------------------------------------------------------------------
Real estate:
  Residential                   $5,668,638     $1,337,296    $ 296,816   $107,423      $338,802    $ 7,748,975
  Residential construction         345,163        186,857           --     23,321        23,213        578,554
  Apartment buildings              591,764        201,452       61,817     30,889        52,611        938,533
  Other commercial real estate     425,240         87,807      143,319     37,595        58,425        752,386
- --------------------------------------------------------------------------------------------------------------
                                 7,030,805      1,813,412      501,952    199,228       473,051     10,018,448
Second mortgage and other
  consumer                       1,519,796        288,141          229     10,749        10,651      1,829,566
Manufactured housing               567,012        166,322           --      7,317        27,066        767,717
Commercial business                 57,882             --           --         --           167         58,049
- --------------------------------------------------------------------------------------------------------------
                                $9,175,495     $2,267,875    $ 502,181   $217,294      $510,935    $12,673,780
==============================================================================================================

     Loans, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:

(dollars in thousands)                                                          December 31, 1995
- -------------------------------------------------------------------------------------------------
Adjustable-rate loans:
  Due within one year                                                                 $ 3,475,761
  After one but within five years                                                       1,791,279
  After five but within 10 years                                                           90,925
  After 10 years                                                                           21,853
- -------------------------------------------------------------------------------------------------
                                                                                        5,379,818
Fixed-rate loans:
  Due within one year                                                                     345,040
  After one but within five years                                                       1,211,686
  After five but within 10 years                                                        1,576,277
  After 10 years                                                                        4,192,454
- -------------------------------------------------------------------------------------------------
                                                                                        7,325,457
- -------------------------------------------------------------------------------------------------
                                                                                      $12,705,275
=================================================================================================

     In addition to loans the Company serviced for its own portfolio, it serviced loans of $5,093.6 million and $3,897.5 million at December 31, 1995 and 1994 for U.S. government agencies, institutions and private investors.

     Unamortized deferred loan fees were $72.7 million and $92.6 million at December 31, 1995 and 1994.

     At December 31, 1995, the Company had $590.1 million in fixed-rate mortgage loan commitments, $369.2 million in adjustable-rate mortgage loan commitments, $31.1 million in commercial business loan commitments and $515.9 million in undisbursed lines of credit.

     It is the policy of Washington Mutual to not grant loans to employees who hold the position of Senior Vice President or above.

NOTE 6: RESERVE FOR LOAN LOSSES

     Changes in the reserve for loan losses were as follows:

                                                                       Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                1995         1994         1993
- ----------------------------------------------------------------------------------------------------
Balance, beginning of year                                        $128,049     $115,214     $ 53,970
Provision for loan losses                                           10,000       20,000       35,000
Reserves added through business combinations                         5,372          921       46,000
Reserves charged-off:
  Residential                                                       (1,214)      (1,604)      (1,612)
  Residential construction                                            (125)        (190)        (297)
  Commercial real estate                                            (1,260)      (2,263)     (13,786)
  Manufactured housing, second mortgage and other consumer          (5,378)      (5,223)      (2,664)
  Commercial business                                                  (20)      (1,712)      (2,590)
- ----------------------------------------------------------------------------------------------------
                                                                    (7,997)     (10,992)     (20,949)
Reserves recovered:
  Residential                                                          171           17           45
  Residential construction                                              47           --           --
  Commercial real estate                                             1,687        1,945          514
  Manufactured housing, second mortgage and other consumer             701          944          600
  Commercial business                                                  212           --           34
- ----------------------------------------------------------------------------------------------------
                                                                     2,818        2,906        1,193
- ----------------------------------------------------------------------------------------------------
Balance, end of year                                              $138,242     $128,049     $115,214
====================================================================================================

     As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. Reserves are then allocated for impaired loans. An analysis of the reserve for loan losses was as follows:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                                     $ 10,770     $ 15,594
  Residential construction                                                        158        1,327
- --------------------------------------------------------------------------------------------------
                                                                               10,928       16,921
Unallocated reserves                                                          127,314      111,128
- --------------------------------------------------------------------------------------------------
                                                                             $138,242     $128,049
==================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                                    1.10%        1.03%
  Nonperforming loans                                                          204.81       210.47

NOTE 7: REO

     REO consisted of the following:

                                                                                  December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure                                      $30,421      $24,574
Other repossessed assets                                                        1,018          979
Reserve for losses                                                             (6,375)      (6,505)
- --------------------------------------------------------------------------------------------------
                                                                              $25,064      $19,048
==================================================================================================

     Changes in the REO reserve for losses were as follows:

                                                                         Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995       1994         1993
- ----------------------------------------------------------------------------------------------------
Balance, beginning of year                                            $6,505     $5,475     $ 11,239
Provision for REO losses                                                  --        100        7,300
Reserves charged-off, net of recoveries                                 (130)       930      (13,064)
- ----------------------------------------------------------------------------------------------------
Balance, end of year                                                  $6,375     $6,505     $  5,475
====================================================================================================

     REO operations, inclusive of write-downs were as follows:

                                                                         Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995       1994         1993
- ----------------------------------------------------------------------------------------------------
Income from operations                                                $2,337      $  88      $   665
Gain on sale of REO                                                    5,007         --          340
Provision for REO losses                                                  --       (100)      (7,300)
- ----------------------------------------------------------------------------------------------------
                                                                      $7,344      $ (12)     $(6,295)
====================================================================================================

NOTE 8: PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Furniture and equipment                                                      $127,066     $125,058
Buildings                                                                      94,067       70,719
Leasehold improvements                                                         32,931       35,280
- --------------------------------------------------------------------------------------------------
                                                                              254,064      231,057
Accumulated depreciation                                                      (95,880)     (89,126)
- --------------------------------------------------------------------------------------------------
                                                                              158,184      141,931
Land                                                                           32,399       31,874
- --------------------------------------------------------------------------------------------------
                                                                             $190,583     $173,805
==================================================================================================

     Depreciation expense for 1995, 1994 and 1993 was $21.6 million, $18.9 million and $13.4 million.

     The Company has noncancelable operating leases for financial centers, office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $27.3 million for 1995 and $25.7 million in both 1994 and 1993.

     Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                                                December 31, 1995
- -----------------------------------------------------------------------------------------------------
                                                                               Land &     Furniture &
(dollars in thousands)                                                      Buildings       Equipment
- -----------------------------------------------------------------------------------------------------
Commitments:
  Due within one year                                                        $ 20,406          $3,882
  After one but within two years                                               19,538           2,822
  After two but within three years                                             18,265           1,630
  After three but within four years                                            17,295             652
  After four but within five years                                             16,490              --
  After five years                                                             61,252              --
- -----------------------------------------------------------------------------------------------------
                                                                             $153,246          $8,986
=====================================================================================================

     In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption is not anticipated to have a material impact on the results of operations or financial condition of the Company.

NOTE 9: GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consisted of the following:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Washington Mutual Bank, net of amortization of $98,654 and $71,366           $159,259     $186,547
Murphey Favre and Composite Research & Management Co., net of amortization
  of $9,389 and $8,653                                                          1,468        2,203
Mutual Travel, Inc., net of amortization of $3,136                                 --        1,799
Other, net of amortization of $85 and $36                                         400          449
- --------------------------------------------------------------------------------------------------
                                                                             $161,127     $190,998
==================================================================================================

     Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants-not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at December 31, 1995 was approximately six years. The Company periodically evaluates goodwill and other intangible assets for impairment. The level of goodwill and other intangible assets at December 31, 1995 was supported by the value attributed to the retail operations of acquired financial institutions.

     During 1993, the acquisition of Pacific First Bank ("Pacific First") was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.

NOTE 10: DEPOSITS

     Deposits consisted of the following:

                                                                                December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          1995           1994
- ---------------------------------------------------------------------------------------------------
Checking accounts:
  Interest bearing                                                       $   794,014     $  798,465
  Noninterest bearing                                                        401,827        319,080
- ---------------------------------------------------------------------------------------------------
                                                                           1,195,841      1,117,545
Savings accounts                                                             820,343      1,018,637
Money market accounts                                                      2,795,069      2,250,060
Time deposit accounts:
  Due within one year                                                      4,543,722      3,868,134
  After one but within two years                                             583,546        749,372
  After two but within three years                                           238,653        308,655
  After three but within four years                                          173,995        190,588
  After four but within five years                                           155,863        214,896
  After five years                                                            89,703         60,025
- ---------------------------------------------------------------------------------------------------
                                                                           5,785,482      5,391,670
- ---------------------------------------------------------------------------------------------------
                                                                         $10,596,735     $9,777,912
===================================================================================================

     Deposits with individual account balances of $100,000 or greater aggregated $1,238.1 million and $1,912.9 million at December 31, 1995 and 1994. Included in these accounts were wholesale time deposit accounts totaling $511.6 million and $619.1 million and Bank Investment Contracts ("BICs") totaling $2.7 million and $22.8 million at December 31, 1995 and 1994. At December 31, 1995, wholesale time deposit accounts and BICs of $197.1 million mature within three months, $124.6 million mature in three months to six months, $107.0 million mature in six months to one year, and $85.6 million mature after one year. The related interest expense on these two wholesale products was $35.6 million, $17.7 million and $17.4 million for 1995, 1994 and 1993.

     Deposits, principally wholesale time deposit accounts, from political subdivisions and public agencies in Washington, were $274.4 million and $281.3 million at December 31, 1995 and 1994.

     Financial data pertaining to the weighted average cost of deposits were as follows:

                                                                          Year Ended December 31,
- --------------------------------------------------------------------------------------------------
                                                                          1995      1994      1993
- --------------------------------------------------------------------------------------------------
Weighted daily average interest rate during the year                      4.66%     3.81%     3.91%

NOTE 11: FEDERAL FUNDS PURCHASED

     The Company purchased federal funds from a variety of counterparties during 1995. All federal funds purchased had maturities of thirty days or less, with the majority having maturities of one day. As of December 31, 1995, the balance of federal funds purchased was $430.0 million.

     Financial data pertaining to the weighted average cost, the level of federal funds purchased, and the related interest expense were as follows:

                                                                       Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                1995      1994         1993
- ----------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                         5.83%       --%          --%
Weighted daily average interest rate during the year                  5.84        --           --
Daily average balance of federal funds purchased                  $264,888       $--          $--
Maximum amount of federal funds purchased at any month end         998,000        --           --
Interest expense during the year                                    15,460        --           --

NOTE 12: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase consisted of the following:

                                                                                December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          1995           1994
- ---------------------------------------------------------------------------------------------------
Reverse repurchase agreements                                             $3,576,400     $2,076,651
Dollar repurchase agreements                                                 386,000        519,000
- ---------------------------------------------------------------------------------------------------
                                                                          $3,962,400     $2,595,651
===================================================================================================

     The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

     Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                                                December 31,
- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          1995           1994
- ---------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within 30 days                                                      $2,673,357     $1,706,693
  After 30 but within 90 days                                                397,178             --
  After 90 but within 180 days                                               392,361        394,123
  After 180 but within one year                                                   --        244,360
  After one year                                                             499,504        250,475
- ---------------------------------------------------------------------------------------------------
                                                                          $3,962,400     $2,595,651
===================================================================================================

     Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:

                                                                     Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995           1994           1993
- -----------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                      5.68%          5.64%          3.49%
Weighted daily average interest rate during the year               5.91           4.70           3.84
Daily average of securities sold under agreements to
  repurchase                                                 $3,750,031     $2,202,778     $1,526,197
Maximum securities sold under agreements to repurchase at
  any month end                                               4,545,140      2,676,447      2,173,693
Interest expense during the year                                221,481         98,425         58,613

NOTE 13: ADVANCES FROM THE FHLB

     As members of the FHLB, WMB, WM Life and WMBfsb maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. At December 31, 1995, the credit lines were 17 percent, 19 percent and 45 percent of regulatory assets for WMB, WM Life and WMBfsb. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof.

     Scheduled maturities of advances from the FHLB were as follows:

                                                                   December 31,
- ------------------------------------------------------------------------------------------------------
                                                        1995                           1994
- ------------------------------------------------------------------------------------------------------
                                                               Range of                       Range of
                                                               Interest                       Interest
(dollars in thousands)                           Amount           Rates         Amount           Rates
- ------------------------------------------------------------------------------------------------------
FHLB advances:
  Due within one year                        $1,896,718      4.74%-8.35%    $1,456,133      3.95%-7.89%
  After one but within two years              1,321,000      4.38 -8.45      1,369,852      4.74 -5.78
  After two but within three years              457,000      5.71 -8.50        774,478      4.38 -5.60
  After three but within four years               7,000      8.50 -8.50         57,575      5.95 -5.99
  After four but within five years                5,137      6.25 -6.89         60,403      6.19 -6.28
  After five years                               24,547      2.80 -8.65         19,170      4.50 -8.65
- ------------------------------------------------------------------------------------------------------
                                             $3,711,402                     $3,737,611
======================================================================================================

     Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:


                                                                     Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995           1994           1993
- -----------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                      5.64%          5.66%          3.82%
Weighted daily average interest rate during the year               5.63           4.54           4.19
Daily average of FHLB advances                               $3,046,722     $3,002,174     $1,573,678
Maximum FHLB advances at any month end                        3,711,402      3,737,611      2,079,934
Interest expense during the year                                171,564        144,163         65,890

NOTE 14: OTHER BORROWINGS

     Other borrowings consisted of the following:

                                                                  December 31,
- --------------------------------------------------------------------------------------------------
                                                      1995                          1994
- --------------------------------------------------------------------------------------------------
                                                              Range of                    Range of
(dollars in thousands)                        Amount    Interest Rates    Amount    Interest Rates
- --------------------------------------------------------------------------------------------------
Senior notes                                $147,845             7.46%   $    --               --%
Notes payable                                 76,405        6.13-8.00     79,039        6.13-8.75
- --------------------------------------------------------------------------------------------------
                                            $224,250                     $79,039
==================================================================================================

     In August 1995, the Company issued $150.0 million of senior notes bearing an interest rate of 7.25%. The notes are due August 15, 2005 and may not be redeemed prior to maturity. As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

     Financial data pertaining to the weighted average cost, the level of other borrowings and the related interest expense were as follows:

                                                                        Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995        1994        1993
- ----------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                          6.88%       6.13%       6.21%
Weighted daily average interest rate during the year                   6.65        6.22        6.14
Daily average of other borrowings                                  $130,342     $81,071     $67,572
Maximum other borrowings at any month end                           226,017      82,925      89,548
Interest expense during the year                                      8,663       5,037       4,152

NOTE 15: INTEREST RATE RISK MANAGEMENT

     From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production or fixed-rate mortgage-backed securities; and the use of derivative instruments, such as interest rate exchange agreements and interest rate cap agreements.

     As of December 31, 1995, interest-sensitive assets of $9,174.3 million and interest-sensitive liabilities of $12,296.2 million were scheduled to mature or reprice within one year. At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $1,165.0 million and $2,550.0 million. Without these instruments the Company's one-year gap at December 31, 1995 would have been a negative 22.9 percent as opposed to a negative 14.4 percent.

     Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

     The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

     From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated and deferred losses of $3.4 million were recorded. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million and deferred gains of $860,000 were recorded. No interest rate cap agreements were terminated in 1993.

     Scheduled maturities of interest rate exchange agreements were as follows:

                                                              December 31, 1995
- --------------------------------------------------------------------------------------------------------
                                                    Short-Term
                                       Notional        Receipt       Long-Term     Carrying         Fair
       (dollars in thousands)            Amount        Rate(1)    Payment Rate        Value        Value
- --------------------------------------------------------------------------------------------------------
Designated against
  available-for-sale securities:
  Due within one year                $  465,000          5.13%           5.92%    $  1,528     $  1,528
  After one but within two years        200,000          6.83            5.88       (4,144)      (4,144)
  After two but within three years      300,000          6.05            5.92       (5,244)      (5,244)
  After three years                     200,000          6.88            5.88       (3,987)      (3,987)
- --------------------------------------------------------------------------------------------------------
                                     $1,165,000          5.96%           5.89%    $(11,847)    $(11,847)
========================================================================================================

                                                               December 31, 1994
- --------------------------------------------------------------------------------------------------------
                                                    Short-Term
                                       Notional        Receipt       Long-Term     Carrying         Fair
       (dollars in thousands)            Amount        Rate(1)    Payment Rate        Value        Value
- --------------------------------------------------------------------------------------------------------
Designated against available-for-sale
  securities:
  Due within one year                  $150,000          6.38%           4.33%      $ 4,700     $ 4,700
  After one but within two years        350,000          5.69            4.54        13,954      13,954
Designated against short-term
  borrowings and deposits:
  Due within one year                    69,000          5.79            7.46            --        (209)
  After one but within two years        190,000          5.80            6.75            --       2,319
- -------------------------------------------------------------------------------------------------------
                                       $759,000          5.86%           5.32%      $18,654     $20,764
=======================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

     Scheduled maturities of interest rate cap agreements were as follows:

                                                              December 31, 1995
- -----------------------------------------------------------------------------------------------------
                                          Notional     Strike       Short-Term     Carrying      Fair
(dollars in thousands)                      Amount       Rate     Receipt Rate        Value     Value
- -----------------------------------------------------------------------------------------------------
Designated against available-for-sale
  securities:
  Due within one year(1)                $1,425,000      5.34%            5.90%       $4,484    $4,484
  After one but within two years(2)        875,000      5.85             5.83         3,799     3,799
  After two but within three years(3)      250,000      6.05             5.90         1,132     1,132
- -----------------------------------------------------------------------------------------------------
                                        $2,550,000      5.59%            5.87%       $9,415    $9,415
=====================================================================================================

(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%
(2) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%
(3) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%

                                                     December 31, 1994
- -----------------------------------------------------------------------------------------------------
                                          Notional     Strike       Short-Term     Carrying      Fair
(dollars in thousands)                      Amount       Rate     Receipt Rate        Value     Value
- -----------------------------------------------------------------------------------------------------
Designated against available-for-sale
  securities:
  Due after one but within two years    $  600,000      5.13%            5.76%      $24,936   $24,936
  After two years                          275,000      4.80             5.70        16,754    16,754
Designated against short-term
  borrowings and deposits:
  Due after one but within two
     years(1)                              825,000      5.50             5.89            --    20,421
- -----------------------------------------------------------------------------------------------------
                                        $1,700,000      5.25%            5.81%      $41,690   $62,111
====================================================================================================

(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%.

     Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                                  Year Ended December 31, 1995
- ------------------------------------------------------------------------------------------------------
                                                                 Interest Rate           Interest Rate
(dollars in thousands)                                     Exchange Agreements          Cap Agreements
- ------------------------------------------------------------------------------------------------------
Notional balance, beginning of year                                $  759,000               $1,700,000
Purchases                                                             700,000                  850,000
Terminations and maturities                                          (294,000)                      --
- ------------------------------------------------------------------------------------------------------
Notional balance, end of year                                      $1,165,000               $2,550,000
======================================================================================================

     The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                               December 31, 1995
- ---------------------------------------------------------------------------------------------------------
                                             Gain on     Gain on Short-      Loss on Short-           Net
                                      Available-For-    Term Borrowings     Term Borrowings          Gain
(dollars in thousands)               Sale Securities       and Deposits        and Deposits        (Loss)
- ---------------------------------------------------------------------------------------------------------
1996                                          $1,152               $367            $(3,030)      $(1,511)
1997                                              --                 --               (392)         (392)
1998                                              --                 --                (81)          (81)
- ---------------------------------------------------------------------------------------------------------
Unamortized deferred gain (loss)              $1,152               $367            $(3,503)      $(1,984)
=========================================================================================================

     Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                      Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                               1995           1994         1993
- -----------------------------------------------------------------------------------------------------
Weighted average net effective (benefit) cost at end of year        (0.07)%        (0.54)%       2.92%
Weighted average net effective (benefit) cost during the year       (0.51)          1.73         4.25
Monthly average notional amount of interest rate exchange
  agreements                                                   $1,113,500     $  890,250     $670,767
Maximum notional amount of interest rate exchange agreements at any
  month end                                                     1,382,000      1,125,000      855,000
Net cost included with interest expense on deposits during
  the year                                                          3,887         15,289       24,268
Net cost included with interest expense on borrowings during
  the year                                                            902          1,426        4,210
Net (benefit) included with interest income on
  available-for-sale securities during the year                   (10,495)        (1,316)          --

     Financial data pertaining to the level of interest rate cap agreements and related net cost (benefit) were as follows:

                                                                      Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                               1995           1994         1993
- -----------------------------------------------------------------------------------------------------
Monthly average notional amount of interest rate cap
  agreements                                                   $2,083,333     $1,064,583     $462,500
Maximum notional amount of interest rate cap agreements at
  any
  month end                                                     2,550,000      1,700,000      675,000
Net cost (benefit) included with interest expense on deposits
  during the year                                                   4,380           (301)          --
Net (benefit) cost included with interest income on
  available-for-sale securities during the year                    (5,340)         1,365           --

NOTE 16: GAIN (LOSS) ON SALE OF OTHER ASSETS, INCLUSIVE OF WRITE-DOWNS

     Gain (loss) on sale of other assets, inclusive of write-downs consisted of the following:

                                                                         Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1995       1994        1993
- ----------------------------------------------------------------------------------------------------
Trading account securities                                            $   408     $  165     $   746
Available-for-sale securities                                          (3,760)     3,794          --
Held-to-maturity securities                                                --         --      26,706
Premises and equipment                                                   (626)       140       1,397
Other                                                                     725       (358)     (3,814)
                                                                      $(3,253)    $3,741     $25,035

NOTE 17: INCOME TAXES

     The provision for income taxes consisted of the following:

                                                                        Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 1995         1994        1993
- ----------------------------------------------------------------------------------------------------
Current income tax expense                                         $ 82,241     $ 87,054     $72,003
Deferred income tax expense                                          19,188       15,393      17,687
                                                                   $101,429     $102,447     $89,690

     In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the percentage method in 1995 and 1994 and the experience method in 1993. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference.

     The significant components of the Company's deferred tax liabilities and assets were as follows:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Purchase accounting adjustments                                            $ 22,996     $ 37,331
  FHLB stock dividends                                                         42,100       35,783
  Deferred loan fees                                                           32,958       19,163
  Deferred gains                                                               50,947       11,655
  Other                                                                        50,202       31,318
- --------------------------------------------------------------------------------------------------
                                                                              199,203      135,250
Deferred tax assets:
  Book reserves                                                                44,076       44,655
  Purchase accounting adjustments                                              12,318       16,167
  Deferred losses                                                                  --       12,166
  Other                                                                        16,376       14,181
- --------------------------------------------------------------------------------------------------
                                                                               72,770       87,169
- --------------------------------------------------------------------------------------------------
                                                                             $126,433     $ 48,081
==================================================================================================

     In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed the Company to defer the recognition of loan fees for income tax purposes.

     Under SFAS No. 115, the tax effect of net unrealized gains and losses on available-for-sale securities at December 31, 1995 and 1994 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

     The change in the net deferred tax liability was as follows:

(dollars in thousands)                                                 Year Ended December 31, 1995
- ---------------------------------------------------------------------------------------------------
Deferred tax liability, beginning of year                                                  $ 48,081
  Tax effect of valuation adjustment on available-for-sale securities                        55,155
  Deferred income tax expense                                                                19,188
  Other adjustments                                                                           4,009
- ---------------------------------------------------------------------------------------------------
Deferred tax liability, end of year                                                        $126,433
===================================================================================================

     Reconciliations between income taxes computed at statutory rates and income taxes included in the Consolidated Statements of Income were as follows:

                                                                        Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 1995         1994        1993
- ----------------------------------------------------------------------------------------------------
Income taxes computed at statutory rates                           $102,218     $ 96,163     $95,126
  Tax effect of:
     Amortization of goodwill and other intangible assets             6,631        6,688       6,281
     Dividends received deduction                                      (987)        (506)       (441)
     Tax exempt income                                               (1,902)      (1,624)     (1,838)
     Other                                                           (4,531)       1,726      (5,363)
- ----------------------------------------------------------------------------------------------------
Income taxes before extraordinary items                             101,429      102,447      93,765
  Tax effect of:
     Call of subordinated capital notes                                  --           --        (709)
     Penalty for prepayment of FHLB advances                             --           --      (3,366)
- ----------------------------------------------------------------------------------------------------
Income taxes included in the Consolidated Statements of Income     $101,429     $102,447     $89,690
====================================================================================================

NOTE 18: EXTRAORDINARY ITEMS

     Extraordinary items consisted of the following:

                                                                          Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                1995         1994         1993
- ----------------------------------------------------------------------------------------------------
Call of subordinated capital notes                                     $--          $--     $ (2,266)
Penalty for prepayment of FHLB advances                                 --           --      (10,762)
- ----------------------------------------------------------------------------------------------------
                                                                        --           --      (13,028)
Federal income tax benefits                                             --           --        4,075
- ----------------------------------------------------------------------------------------------------
                                                                       $--          $--     $ (8,953)
====================================================================================================

     On September 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company prepaid $432.6 million in advances from the FHLB during 1993.

NOTE 19: STOCKHOLDERS' EQUITY
COMMON STOCK

     In the third quarter of 1993, Washington Mutual's Board of Directors declared a 50 percent stock dividend on its shares of common stock. The stock dividend had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividend, were as follows:

                                                                            Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995      1994      1993
- ----------------------------------------------------------------------------------------------------
First quarter                                                              $0.19     $0.16     $0.10
Second quarter                                                              0.19      0.17      0.11
Third quarter                                                               0.19      0.18      0.14
Fourth quarter                                                              0.20      0.19      0.15

     Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

     Retained earnings of the Company at December 31, 1995 included a pre-1988 thrift bad debt reserve for tax purposes of $220.6 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

     On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

     In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of February 12, 1993.

     In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1997, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of its stock.

     Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1996 at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

     In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of its stock.

     The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 20: EARNINGS PER COMMON SHARE

     Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock.

     Information used to calculate earnings per share was as follows:

                                                                      Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995           1994           1993
- -----------------------------------------------------------------------------------------------------
Net income                                                     $190,624       $172,304       $179,676
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (6,384)        (6,384)        (5,628)
  Noncumulative Perpetual, Series E                              (3,800)        (3,800)          (538)
  Noncumulative Convertible Perpetual, Series D                  (8,400)        (8,400)        (7,392)
- -----------------------------------------------------------------------------------------------------
Net income attributable to primary common stock                $172,040       $153,720       $166,118
=====================================================================================================
Net income                                                     $190,624       $172,304       $179,676
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (6,384)        (6,384)        (5,628)
  Noncumulative Perpetual, Series E                              (3,800)        (3,800)          (538)
- -----------------------------------------------------------------------------------------------------
Net income attributable to fully diluted common stock          $180,440       $162,120       $173,510
=====================================================================================================
Average number of common shares outstanding:
  Primary                                                    64,194,945     60,494,945     58,954,059
  Noncumulative Convertible Perpetual, Series A                      --             --        643,121
  Noncumulative Convertible Perpetual, Series D               5,419,247      5,419,247      5,419,247
- -----------------------------------------------------------------------------------------------------
  Fully diluted                                              69,614,192     65,914,192     65,016,427
=====================================================================================================

NOTE 21: REGULATORY CAPITAL REQUIREMENTS

     WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the Federal Deposit Insurance Corporation ("FDIC") capital requirements while WMBfsb is subject to the Office of Thrift Supervision ("OTS") capital requirements.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00 percent. It also requires total capital of at least 8.00 percent of risk-weighted assets and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital of at least
3.00 percent of assets and tangible capital (excluding all goodwill) of at least
1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapital-ized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. At December 31, 1995, both WMB and WMBfsb were well capitalized.

     The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

     WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners ("NAIC"). This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

     Capital ratios for WMB (on a consolidated basis) and WMBfsb (on a consolidated basis) were as follows:

                                                                               December 31, 1995
- -------------------------------------------------------------------------------------------------
                                                                                WMB        WMBfsb
- -------------------------------------------------------------------------------------------------
Tangible capital ratio                                                         n.a.%         6.76%
Leverage capital ratio                                                          5.60         6.76
Total risk-based capital ratio                                                 11.46        12.64
Tier 1 or core risk-based capital ratio                                        10.59        11.39

     Reconciliation of WMB's consolidated stockholders' equity to regulatory capital was as follows:

(dollars in thousands)                                                           December 31, 1995
- --------------------------------------------------------------------------------------------------
Stockholders' equity                                                                    $1,349,706
Reporting differences:
  Goodwill and other intangible assets                                                    (160,727)
  Valuation reserve for available-for-sale securities                                      (65,741)
  Investment in securities-related subsidiaries                                             (6,579)
  Purchased mortgage servicing rights                                                         (542)
  Other nonqualifying assets                                                                  (542)
- --------------------------------------------------------------------------------------------------
     Total regulatory capital                                                           $1,115,575
==================================================================================================

NOTE 22: STOCK OPTION PLAN

     On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

     Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

     A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. The increased value of SARs during 1995 and 1993, which had been recorded as compensation expense, was $81,000 and $15,000. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense.

     Stock options and SARs are exercisable on a phased-in schedule. At December 31, 1995, stock options of 900,528 and 6,750 SARs were fully exercisable.

     Stock options and SARs granted, exercised or terminated were as follows:

                                                      Stock Options(1)                   SARs(1)
- ---------------------------------------------------------------------------------------------------------
                                                 Average Price        Number     Average Price     Number
- ---------------------------------------------------------------------------------------------------------
Outstanding January 1, 1993                             $ 7.86     1,456,859             $5.86      6,750
Granted in 1993                                          22.25       202,500                --         --
Exercised in 1993                                         6.04      (519,019)               --         --
- ---------------------------------------------------------------------------------------------------------
Outstanding December 31, 1993                            11.24     1,140,340              5.86      6,750
Granted in 1994                                          22.27       191,631                --         --
Exercised in 1994                                         7.96      (106,399)               --         --
- ---------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994                            13.25     1,225,572              5.86      6,750
Granted in 1995                                          17.47       416,618                --         --
Exercised in 1995                                         7.92      (290,981)               --         --
Terminated in 1995                                       22.07       (49,848)               --         --
- ---------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995                           $15.46     1,301,361             $5.86      6,750
=========================================================================================================

(1) Average price and number of stock options and SARs granted, exercised and terminated in 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 ("APB 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No.
123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No. 123 will have no material impact on the results of operations or financial condition of the Company.

NOTE 23: EMPLOYEE BENEFITS PROGRAMS

     The Company maintains a noncontributory cash balance defined benefit pension plan ("Plan") for substantially all eligible employees. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The net periodic pension cost for the Plan was $2.2 million, $1.3 million and $575,000 for 1995, 1994 and 1993. The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The long-term rate of return on assets was 8.00 percent for 1995, 8.00 percent for 1994 and 9.00 percent for 1993. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

     The Plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                                 December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995         1994
- --------------------------------------------------------------------------------------------------
Benefit obligations:
  Vested benefits                                                            $(46,628)    $(34,885)
  Nonvested benefits                                                           (2,367)      (4,690)
- --------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                           (48,995)     (39,575)
Effect of future compensation increases                                        (1,598)      (1,429)
- --------------------------------------------------------------------------------------------------
     Projected benefit obligation                                             (50,593)     (41,004)
Plan assets at fair value                                                      61,722       53,037
- --------------------------------------------------------------------------------------------------
     Plan assets in excess of projected benefit obligation                     11,129       12,033
Unrecognized (gain) loss due to past experience different from assumptions     (2,103)       1,710
Unrecognized prior service cost                                                 2,093           --
Unrecognized net asset at transition being recognized over 18.6 years          (3,300)      (3,682)
- --------------------------------------------------------------------------------------------------
Prepaid pension asset                                                        $  7,819     $ 10,061
==================================================================================================

     Net periodic pension expense included the following:

                                                                        Year Ended December 31,
- ----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995        1994        1993
- ----------------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period                   $  3,240     $ 2,952     $ 1,643
Interest cost on projected benefit obligation                          3,336       2,695       1,904
Actual (gain) loss on Plan assets                                    (11,935)        463      (5,637)
Amortization and deferral, net                                         7,601      (4,779)      2,665
- ----------------------------------------------------------------------------------------------------
                                                                    $  2,242     $ 1,331     $   575
====================================================================================================

     During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation and the accrued pension cost was reduced by $10.8 million.

     In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services. The net periodic expense was $697,000, $689,000 and $621,000 for 1995, 1994 and 1993.

     The funded status of these benefits were as follows:

                                                                                  December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                            1995        1994
- --------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                                  $(5,484)    $(4,488)
Unrecognized transition obligation                                               2,503       2,650
Unrecognized (gain)                                                                (36)       (189)
- --------------------------------------------------------------------------------------------------
     Prepaid postretirement liability                                          $(3,017)    $(2,027)
==================================================================================================

     Net periodic postretirement expense included the following:

                                                                          Year Ended December 31,
- --------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995      1994      1993
- --------------------------------------------------------------------------------------------------
Service cost                                                              $206      $220      $154
Interest cost                                                              344       322       320
Amortization of transition obligation                                      147       147       147
- --------------------------------------------------------------------------------------------------
                                                                          $697      $689      $621
==================================================================================================

     The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6.00 percent by the year 2000. The effect of a
1.00 percent increase in the trend rates is not significant.

     The Company also maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years. The Company's contributions to the savings plan in 1995, 1994 and 1993 were $5.8 million, $8.0 million and $4.5 million.

     In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective January 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement.

NOTE 24: CONTINGENCIES

     The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management and legal counsel, none of these matters is likely to have a materially adverse effect on the Company's financial position.

     At periodic intervals, the FDIC and OTS regulators examine the Company's financial statements as part of their legally prescribed oversight. Based on these examinations, the regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the FDIC or the OTS could include a review of certain transactions or other amounts reported in the Company's 1995 financial statements. The regulators have not proposed significant adjustments to the Company's financial statements in prior years and management is not aware of any basis for any such adjustments for 1995. But, in view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1995 financial statements cannot presently be determined.

     On November 14, 1995, the FDIC adopted a new assessment rate schedule of between 0 percent and 0.27 percent per annum of total adjusted deposits for all deposits insured through the Bank Insurance Fund ("BIF"), to be effective in January 1996. The assessment rate schedule applicable to deposits insured through the Savings Association Insurance Fund ("SAIF") is between 0.23 percent and 0.31 percent per annum of total adjusted SAIF deposits. The assessment rates are calculated to keep the respective insurance funds capitalized at 1.25 percent of estimated insured deposits. Since the BIF has reached the required reserve ratio, under the new assessment rate schedule, most institutions will be assessed the statutory annual minimum of $2,000 for their BIF deposits. In contrast, because the SAIF is still undercapitalized, the assessment rate for SAIF deposits is expected to continue at between 0.23 percent and 0.31 percent per annum. The resulting premium differential will have adverse consequences on those institutions with SAIF deposits, including a competitive disadvantage with respect to pricing of loans and deposits and with respect to the ability to control costs.

     Several alternatives to mitigate the effect of the premium disparity between BIF and SAIF have been suggested. The federal budget reconciliation bill contained a provision designed to recapitalized the SAIF by means of a one-time assessment, estimated at 0.78 percent of SAIF deposits. Such a proposal would lead to elimination of the ongoing differential. However, the budget reconciliation bill was vetoed by the President on December 6, 1995 and no prediction as to the likelihood of such a one-time assessment can be made at this time. Such an assessment on Washington Mutual's SAIF deposits at March 31, 1995 would result in a charge to earnings of approximately $50.5 million or $32.4 million on an after-tax basis.

NOTE 25:  BUSINESS COMBINATIONS

     On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At February 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

     The following pro forma information represents the results of operations of the Company and Pioneer for 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                          Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                         1993
- -------------------------------------------------------------------------------------------------
Washington Mutual:
Net interest income                                                                      $522,816
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                                         173,428
Extraordinary items, net of federal income tax effect                                      (8,953)
Cumulative effect of change in tax accounting method                                       13,365
- -------------------------------------------------------------------------------------------------
Net income                                                                               $177,840
=================================================================================================
Net income attributable to common stock                                                  $164,282
=================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 2.78
  Extraordinary items, net of federal income tax effect                                     (0.15)
  Cumulative effect of change in tax accounting method                                       0.23
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 2.86
=================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 2.63
  Extraordinary items, net of federal income tax effect                                     (0.14)
  Cumulative effect of change in tax accounting method                                       0.21
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 2.70
=================================================================================================

                                                                          Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                       1993
- -------------------------------------------------------------------------------------------------
Pioneer:
Net interest income                                                                        $6,615
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                                           1,836
- -------------------------------------------------------------------------------------------------
Net income                                                                                 $1,836
=================================================================================================
Net income attributable to common stock                                                    $1,836
=================================================================================================

                                                                          Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                         1993
- -------------------------------------------------------------------------------------------------
Washington Mutual and Pioneer combined:
Net interest income                                                                      $529,431
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                                         175,264
Extraordinary items, net of federal income tax effect                                      (8,953)
Cumulative effect of change in tax accounting method                                       13,365
- -------------------------------------------------------------------------------------------------
Net income                                                                               $179,676
=================================================================================================
Net income attributable to common stock                                                  $166,118
=================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 2.74
  Extraordinary items, net of federal income tax effect                                     (0.15)
  Cumulative effect of change in tax accounting method                                       0.23
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 2.82
=================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 2.60
  Extraordinary items, net of federal income tax effect                                     (0.14)
  Cumulative effect of change in tax accounting method                                       0.21
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 2.67
=================================================================================================

     On April 9, 1993, the Company acquired Pacific First from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April 1993, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5,847.5 million and deposits of $3,825.7 million.

     As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

     As part of the purchase agreement, the Company received indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $10.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

     The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year.

     The accompanying financial statements include the operations of the two institutions from April 1, 1993 to December 31, 1993. The following pro forma information presents the results of operations for 1993 as though the acquisition had occurred on January 1, 1993. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:


                                                                          Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                         1993
- -------------------------------------------------------------------------------------------------
Net interest income                                                                      $571,220
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                                         198,327
Extraordinary items, net of federal income tax effect                                      (8,953)
Cumulative effect of change in tax accounting method                                       13,365
- -------------------------------------------------------------------------------------------------
Net income                                                                               $202,739
=================================================================================================
Net income attributable to common stock                                                  $189,181
=================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 3.13
  Extraordinary items, net of federal income tax effect                                     (0.15)
  Cumulative effect of change in tax accounting method                                       0.23
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 3.21
=================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                        $ 2.95
  Extraordinary items, net of federal income tax effect                                     (0.14)
  Cumulative effect of change in tax accounting method                                       0.21
- -------------------------------------------------------------------------------------------------
  Net income                                                                               $ 3.02
=================================================================================================

     On April 28, 1995, Washington Mutual merged with Olympus Capital Corporation, of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At the merger date, Olympus (on a consolidated basis) had assets of $391.4 million, deposits of $278.6 million and stockholders' equity of $37.2 million. Olympus Bank operated 11 branches in Utah and Montana. Under the terms of the transaction, Olympus Bank merged into WMBfsb. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

     On August 31, 1995, Washington Mutual acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Washington-based commercial bank specializing in lending to small- and mid-size businesses, had assets of $153.8 million, deposits of $138.5 million and stockholders' equity of $14.0 million on August 31, 1995. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

     On October 11, 1995, Washington Mutual signed an agreement to merge with Western, an Oregon commercial bank through a merger of Western with and into WMB. At December 31, 1995, Western had 42 offices located predominately in western and central Oregon and assets of $787.1 million, deposits of $709.7 million and stockholders' equity of $68.6 million. The merger was completed during the first quarter of 1996 and was treated as a pooling-of-interests. Because the merger occurred after year-end 1995, the financial statements presented in this document for Washington Mutual have not been restated as if the companies had been combined.

     The following pro forma information represents the results of operations of the Company and Western for 1995, 1994 and 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                       Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                   1995         1994         1993
- -----------------------------------------------------------------------------------------------------
Washington Mutual:
Total revenue                                                    $1,625,451   $1,315,651   $1,179,801
- -----------------------------------------------------------------------------------------------------
Net income                                                       $  190,624   $  172,304   $  179,676
=====================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                  $2.68        $2.54       $ 2.74
  Extraordinary items, net of federal income tax effect                  --           --        (0.15)
  Cumulative effect of change in tax accounting method                   --           --         0.23
- -----------------------------------------------------------------------------------------------------
  Net income                                                          $2.68        $2.54       $ 2.82
=====================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                  $2.59        $2.46       $ 2.60
  Extraordinary items, net of federal income tax effect                  --           --        (0.14)
  Cumulative effect of change in tax accounting method                   --           --         0.21
- -----------------------------------------------------------------------------------------------------
  Net income                                                          $2.59        $2.46       $ 2.67
=====================================================================================================

                                                                         Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                 1995         1994         1993
- -----------------------------------------------------------------------------------------------------
Western:
Total revenue                                                       $71,383      $61,401      $56,571
- -----------------------------------------------------------------------------------------------------
Net income                                                          $ 9,177      $ 9,018      $ 8,907
=====================================================================================================

                                                                         Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                   1995         1994         1993
- -----------------------------------------------------------------------------------------------------
Washington Mutual and Western:
Total revenue                                                    $1,696,834   $1,377,052   $1,236,372
- -----------------------------------------------------------------------------------------------------
Net income                                                       $  199,801   $  181,322   $  188,583
=====================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                  $2.59        $2.45       $ 2.63
  Extraordinary items, net of federal income tax effect                  --           --        (0.14)
  Cumulative effect of change in tax accounting method                   --           --         0.21
- -----------------------------------------------------------------------------------------------------
  Net income                                                          $2.59        $2.45       $ 2.70
=====================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                  $2.51        $2.37       $ 2.52
  Extraordinary items, net of federal income tax effect                  --           --        (0.13)
  Cumulative effect of change in tax accounting method                   --           --         0.19
- -----------------------------------------------------------------------------------------------------
  Net income                                                          $2.51        $2.37       $ 2.58
=====================================================================================================

NOTE 26:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Results of operations on a quarterly basis were as follows:

                                                               Year Ended December 31, 1995
- -----------------------------------------------------------------------------------------------------
                                                         First       Second        Third       Fourth
(dollars in thousands, except for per share amounts)   Quarter      Quarter      Quarter      Quarter
- -----------------------------------------------------------------------------------------------------
Interest income                                       $353,378     $375,224     $390,114     $399,997
Interest expense                                       213,906      235,828      243,729      247,620
- -----------------------------------------------------------------------------------------------------
Net interest income                                    139,472      139,396      146,385      152,377
Provision for loan losses                                2,500        2,500        2,500        2,500
Other income                                            26,585       26,828       25,620       27,705
Other expense                                           95,171       98,135       94,466       94,543
- -----------------------------------------------------------------------------------------------------
Income before income taxes                              68,386       65,589       75,039       83,039
Income taxes                                            25,381       20,398       26,233       29,417
- -----------------------------------------------------------------------------------------------------
Net income                                            $ 43,005     $ 45,191     $ 48,806     $ 53,622
=====================================================================================================
Net income attributable to common stock               $ 38,359     $ 40,545     $ 44,160     $ 48,976
=====================================================================================================
Net income per common share
  Primary                                                $0.62        $0.64        $0.68        $0.74
  Fully diluted                                           0.60         0.62         0.66         0.72

                                                               Year Ended December 31, 1994
- -----------------------------------------------------------------------------------------------------
                                                         First       Second        Third       Fourth
(dollars in thousands, except for per share amounts)   Quarter      Quarter      Quarter      Quarter
- -----------------------------------------------------------------------------------------------------
Interest income                                       $276,166     $287,784     $308,427     $335,436
Interest expense                                       132,629      146,041      164,887      193,031
- -----------------------------------------------------------------------------------------------------
Net interest income                                    143,537      141,743      143,540      142,405
Provision for loan losses                                5,000        5,000        5,000        5,000
Other income                                            28,348       27,747       25,782       25,961
Other expense                                          100,583       96,890       93,722       93,117
- -----------------------------------------------------------------------------------------------------
Income before income taxes                              66,302       67,600       70,600       70,249
Income taxes                                            24,607       25,531       26,517       25,792
- -----------------------------------------------------------------------------------------------------
Net income                                            $ 41,695     $ 42,069     $ 44,083     $ 44,457
=====================================================================================================
Net income attributable to common stock               $ 37,049     $ 37,423     $ 39,437     $ 39,811
=====================================================================================================
Net income per common share
  Primary                                                $0.62        $0.62        $0.65        $0.65
  Fully diluted                                           0.60         0.60         0.63         0.63

NOTE 27: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value of financial instruments were as follows:

                                                                   December 31,
- -------------------------------------------------------------------------------------------------------
                                                       1995                            1994
- -------------------------------------------------------------------------------------------------------
                                               Carrying            Fair        Carrying            Fair
          (dollars in thousands)                 Amount           Value          Amount           Value
- -------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                 $   428,650     $   428,650     $   222,435     $   222,435
  Trading account securities                        238             238             572             572
  Available-for-sale securities               7,689,041       7,689,041       2,535,018       2,535,018
  Held-to-maturity securities                   171,351         185,681       2,608,585       2,406,659
  Loans, exclusive of reserve for loan
     losses                                  12,673,780      12,766,836      12,534,638      12,085,196
- -------------------------------------------------------------------------------------------------------
                                             20,963,060      21,070,446      17,901,248      17,249,880
Financial liabilities:
  Deposits                                   10,596,735      10,626,532       9,777,912       9,771,116
  Annuities                                     855,503         855,503         799,178         799,178
  Federal funds purchased                       430,000         430,073              --              --
  Securities sold under agreements to
     repurchase                               3,962,400       3,962,042       2,595,651       2,594,802
  Advances from the FHLB                      3,711,402       3,713,968       3,737,611       3,671,503
  Other borrowings                              224,250         234,854          79,039          79,039
- -------------------------------------------------------------------------------------------------------
                                             19,780,290      19,822,972      16,989,391      16,915,638
Derivative instruments(1):
  Interest rate exchange agreements:
     Designated against available-for-sale
       securities                               (11,847)        (11,847)         18,654          18,654
     Designated against short-term
       borrowings and deposits                       --              --              --           2,110
  Interest rate cap agreements:
     Designated against available-for-sale
       securities                                 9,415           9,415          41,690          41,690
     Designated against short-term
       borrowings and deposits                       --              --              --          20,421
- -------------------------------------------------------------------------------------------------------
                                                 (2,432)         (2,432)         60,344          82,875
Off balance sheet loan commitments                   --           4,476              --          (8,057)
- -------------------------------------------------------------------------------------------------------
     Net financial instruments              $ 1,180,338     $ 1,249,518     $   972,201     $   409,060
=======================================================================================================

(1) See "Note 15: Interest Rate Risk Management."

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1995 and 1994:

        Cash and cash equivalents -- The carrying amount represented fair value.

        Trading account securities -- Fair values were based on quoted market prices.

        Available-for-sale securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

        Held-to-maturity securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

        Loans -- Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

        Deposits -- The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

        Annuities -- The carrying amount represented fair value.

        Federal funds purchased -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

        Securities sold under agreements to repurchase -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

        Advances from the FHLB -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

        Other borrowings -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

        Derivative instruments -- The fair value for interest rate exchange agreements was determined using the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

        Off balance sheet loan commitments -- Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

NOTE 28: FINANCIAL INFORMATION - WMI

     WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

STATEMENTS OF INCOME

                                                         Year Ended            Period of August 17, 1994
(dollars in thousands)                            December 31, 1995     (inception) to December 31, 1994
- --------------------------------------------------------------------------------------------------------
INTEREST INCOME
Available-for-sale securities                              $  8,033                              $ 1,641
Cash equivalents                                                471                                   44
- --------------------------------------------------------------------------------------------------------
  Total interest income                                       8,504                                1,685
INTEREST EXPENSE
Borrowings                                                    9,072                                  884
- --------------------------------------------------------------------------------------------------------
  Total interest expense                                      9,072                                  884
- --------------------------------------------------------------------------------------------------------
     Net interest income                                       (568)                                 801
OTHER INCOME
Equity in net earnings of subsidiaries(1)                   194,352                               13,103
Other operating income                                            8                                   --
Gain (loss) on sale of other assets, inclusive
  of write-downs                                               (171)                                  --
- --------------------------------------------------------------------------------------------------------
  Total other income                                        194,189                               13,103
OTHER EXPENSE
Salaries and employee benefits                                2,716                                   --
Occupancy and equipment                                           1                                   --
Other operating expense                                       3,289                                  228
- --------------------------------------------------------------------------------------------------------
  Total other expense                                         6,006                                  228
- --------------------------------------------------------------------------------------------------------
     Income before income taxes                                                                   13,676
Income taxes                                                   (865)                                 201
- --------------------------------------------------------------------------------------------------------
Net Income(1)                                              $188,480                              $13,475
========================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

STATEMENTS OF FINANCIAL POSITION

- ---------------------------------------------------------------------------------------------------
                                                                                December 31,
                         (dollars in thousands)                              1995           1994
- ---------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                 $   90,096     $    5,903
Available-for-sale securities                                                 99,932        104,987
Loans                                                                        147,867             --
Investment in subsidiaries(1)                                              1,501,771      1,284,709
Other assets                                                                     929            654
  Total assets                                                            $1,840,595     $1,396,253
LIABILITIES
Securities sold under agreements to repurchase                            $   82,481     $   84,329
Other borrowings                                                             147,845             --
Other liabilities                                                              5,647            (14)
  Total liabilities                                                          235,973         84,315
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized --
  6,122,500 and 6,200,000 shares issued and outstanding                           --             --
Common stock, no par value: 100,000,000 shares authorized --
  66,052,898 and 61,970,704 shares issued and outstanding                         --             --
Capital surplus(1)                                                           778,627        747,562
Valuation reserve for available-for-sale securities                            2,390         (2,511)
Valuation reserve for available-for-sale securities -- subsidiaries           76,016        (26,469)
Retained earnings(1)                                                         747,589        593,356
  Total stockholders' equity                                               1,604,622      1,311,938
  Total liabilities and stockholders' equity                              $1,840,595     $1,396,253

(1) Contains intercompany transactions eliminated upon consolidation.

STATEMENTS OF CASH FLOWS

                                                     Year Ended            Period of August 17, 1994
             (dollars in thousands)               December 31, 1995     (inception) to December 31, 1994
- --------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(1)                                             $ 188,480                            $  13,475
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Decrease (increase) in interest receivable                     80                                 (693)
  Increase in interest payable                                3,167                                  884
  (Decrease) in income taxes payable                           (865)                              (1,151)
  Equity in undistributed earnings of
     subsidiaries(1)                                       (194,352)                             (13,103)
  Decrease in other assets                                    9,910                                   39
  Increase in other liabilities                                 720                                  252
     Net cash provided (used) by operating
       activities                                             7,140                                 (297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                       --                             (111,984)
Principal repayments of available-for-sale
  securities                                                 12,594                                4,486
Originations and purchases of loans                        (147,867)                                  --
Dividends received from subsidiaries                        127,595                                   --
Acquisition of wholly-owned subsidiary(1)                        --                              (82,877)
     Net cash (used) by investing activities                 (7,678)                            (190,375)
CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in securities sold under
  agreements to repurchase                                   (1,848)                              84,329
Proceeds of other borrowings                                147,845                                   --
Issuance of common stock through stock options
  and employee stock plans                                    8,379                                  994
Repurchase of preferred stock                                (1,990)                                  --
Cash dividends paid                                         (67,655)                                  --
Contribution from wholly-owned subsidiary(1)                     --                              111,252
     Net cash provided by financing activities               84,731                              196,575
     Increase in cash and cash equivalents                   84,193                                5,903
     Cash and cash equivalents at beginning of
       year                                                   5,903                                   --
     Cash and cash equivalents at end of year             $  90,096                            $   5,903

(1) Contains intercompany transactions eliminated upon consolidation.

                            WASHINGTON MUTUAL, INC.
                               INDEX OF EXHIBITS

  Exhibit                                                                                      Page
  -------------------------------------------------------------------------------------------------
       2.1*   Agreement for Reorganization between the Registrant and Washington Mutual, dated October 19, 1994.........................................................
       3.1*   Restated Articles of Incorporation of the Registrant, filed November 28, 1994
              (the "Articles")...............................................................
       3.2    Bylaws of the Registrant.......................................................
       4.1*   Article II, Sections D(2), D(3), and D(4) of the Articles, which define the rights of holders of the Series C Preferred Stock, the Series D Preferred Stock
              and the Series E Preferred Stock (filed together with Exhibit 3.1 hereto)......
       4.2*   Rights Agreement, dated October 16, 1990.......................................
       4.3*   Amendment No. 1 to Rights Agreement, dated October 31, 1994....................
       4.4*   Supplement to Rights Agreement, dated November 29, 1994........................
       4.5    Form of Indenture between the Registrant and Harris Trust and Savings Bank, as
              Trustee for the Debt Securities (Incorporated by reference to Washington
              Mutual, Inc. Registration Statement on Form S-3, registration no. 33-93850)....
      10.1*   Washington Mutual 1994 Stock Option Plan.......................................
      10.2*   Amended and Restated Incentive Stock Option Plan...............................
      10.3*   Amended and Restated Washington Mutual Restricted Stock Plan (1986)............
      10.4*   Washington Mutual Employees' Stock Purchase Program............................
      10.5*   Washington Mutual Retirement Savings and Investment Plan.......................
      10.6*   Washington Mutual Employee Service Award Plan..................................
      10.7*   Supplemental Employee's Retirement Plan for Salaried Employees of Washington
              Mutual.........................................................................
      10.8*   Employment Contract of Kerry K. Killinger......................................
      10.9*   Employment Contract of Lee D. Lannoye..........................................
      10.10*  Employment Contract of Deanna Oppenheimer......................................
      10.11*  Employment Contract of Craig E. Tall...........................................
      10.12*  Employment Contract of S. Liane Wilson.........................................
      10.13*  Lease Agreement between Third and University Limited Partnership and Washington
              Mutual Savings Bank, dated September 1, 1988...................................
      10.14*  First Amendment to Stock Purchase Agreement between Washington Mutual Savings
              Bank; Washington Mutual, a Federal Savings Bank; RT Holdings, Inc.; Pacific
              First Financial Corporation; RT Capital Corporation; RT Finance Corporation;
              and Royal Trustco Limited dated April 9, 1993..................................
      10.15   Amended and Restated Agreement for Merger among Washington Mutual, Inc.,
              Washington Mutual Bank, Washington Mutual Federal Savings Bank and Olympus
              Capital Corporation and Olympus Bank, a Federal Savings Bank, dated as of
              January 20, 1995 (Incorporated by reference to Appendix A to the Washington
              Mutual, Inc. Registration Statement on Form S-4, registration no. 33-57413)....
      10.16   Agreement for Merger among Washington Mutual, Inc., Washington Mutual Bank and
              Western Bank dated as of October 11, 1995 as amended by Amendment No. 1 to
              Agreement for Merger dated as of November 28, 1995.............................
      21.00   List of Subsidiaries of the Registrant.........................................

- ---------------
* Incorporated by reference to Washington Mutual, Inc. Current Report on Form 8-K dated November 29, 1994 (File No. 0-25188).